UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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THQ INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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29903 Agoura Road Agoura Hills, California 91301 (818) 871-5000 Fax (818) 871-7590

JULY 5, 2007

Dear Fellow Stockholder:

I would like to extend a personal invitation for you to join us at the Annual Meeting of Stockholders of THQ Inc., which will be held at 1:00 p.m., Pacific Daylight Time, on Monday, July 30, 2007, at The Hyatt Westlake Plaza, Playa del Sol Ballroom, 880 S. Westlake Boulevard, Westlake Village, California 91361. The Board of Directors and management of THQ look forward to greeting personally those stockholders able to attend.

At this year’s meeting, we are asking the stockholders to:

•        Elect seven directors to the Board of Directors;

•        Approve an amendment to THQ Inc.’s Certificate of Incorporation to increase the number of authorized shares of our common stock, par value $.01, from 75,000,000 to 225,000,000 shares;

•        Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2008; and

•        Conduct any other business properly brought before the meeting.

Information regarding these matters is set forth in the accompanying Notice of 2007 Annual Meeting of Stockholders and Proxy Statement, to which you are urged to give your prompt attention.

I know that it is not practical for most stockholders to attend the Annual Meeting in person. Whether or not you are able to attend in person, your vote is important. In addition to using the enclosed proxy card to vote your shares, you may also vote your shares via the Internet or a toll-free telephone number. Instructions for using these services are provided on your proxy card. Mailing in your proxy card or voting your shares by using the telephone or the Internet will not limit your right to vote in person, should you wish to attend the meeting.

I hope you can join us on July 30th .

Very truly yours,

Brian J. Farrell
Chairman of the Board of Directors,
President and
Chief Executive Officer

29903 Agoura Road Agoura Hills, California 91301 (818) 871-5000 Fax (818) 871-7590

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 30, 2007

To the Stockholders of THQ Inc.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of THQ Inc., a Delaware corporation (the “Company”), will be held at 1:00 p.m., Pacific Daylight Time, on Monday, July 30, 2007, at The Hyatt Westlake Plaza, Playa del Sol Ballroom, 880 S. Westlake Boulevard, Westlake Village, California 91361, for the following purposes, all as set forth in the attached Proxy Statement:

1.                To elect seven directors to serve on our Board of Directors until the next Annual Meeting and until their successors qualify and are duly elected;

2.                To approve an amendment to THQ Inc.’s Certificate of Incorporation to increase the number of authorized shares of our common stock, par value $.01, from 75,000,000 to 225,000,000 shares;

3.                To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2008; and

4.                To transact such other business as may properly come before the Annual Meeting and any adjournment thereof. The Company does not know of any matter to be presented at the Annual Meeting other than those described in the Company’s Proxy Statement.

OUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR EACH OF THE NOMINEES AND FOR EACH PROPOSAL.

The Board of Directors has fixed the close of business on June 1, 2007 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof.

Agoura Hills, California	By Order of the Board of Directors
July 5, 2007

James M. Kennedy
Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE STRONGLY ENCOURAGE YOU TO DESIGNATE THE PROXIES SHOWN ON THE ENCLOSED CARD SO THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING.

We are pleased to offer you three options for designating the proxies and indicating your voting preferences:

(1)          You may complete, sign, date and return by mail the enclosed proxy card;

OR

(2)          You may follow the instructions found on the proxy card and vote by telephone;

OR

(3)          You may follow the instructions found on the proxy card and vote via the Internet.

If you choose to vote via telephone or the Internet, you will have a PIN number assigned to you on the proxy card that you will use to safeguard your vote.

29903 Agoura Road Agoura Hills, California 91301 (818) 871-5000 Fax (818) 871-7590

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 30, 2007

This Proxy Statement is being furnished to you as a holder of our shares of common stock, par value $.01 per share, in connection with the solicitation of proxies by our Board of Directors from holders of our common stock for use at our 2007 Annual Meeting of Stockholders, for the purposes set forth in the foregoing notice of our Annual Meeting, and at any and all postponements and adjournments thereof. The Annual Meeting will be held at 1:00 p.m., Pacific Daylight Time, on Monday, July 30, 2007 at The Hyatt Westlake Plaza, Playa del Sol Ballroom, 880 S. Westlake Boulevard, Westlake Village, California 91361. All properly executed proxies in the accompanying form received by us prior to the Annual Meeting will be voted at the Annual Meeting. Any proxy may be revoked at any time before it is exercised by giving notice in writing to our Secretary, by granting a proxy bearing a later date or by voting in person at the Annual Meeting.

Voting materials, which include this Proxy Statement and the enclosed proxy card, are first being mailed or otherwise released to our stockholders entitled to vote at the Annual Meeting on or about July 5, 2007. Our audited financial statements, together with the report thereon of Deloitte & Touche LLP and certain other information concerning us, are included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, which is also included with the voting materials.

Our mailing address is 29903 Agoura Road, Agoura Hills, California 91301.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL
MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT
PROMPTLY IN THE RETURN ENVELOPE PROVIDED
OR VOTE BY USING THE TELEPHONE OR INTERNET
BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.

THE DATE OF THIS PROXY STATEMENT IS JULY 5, 2007.

INFORMATION ABOUT THE ANNUAL MEETING

WHY DID WE SEND YOU THIS PROXY STATEMENT?

We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors (“Board”) is soliciting your proxy to vote at our 2007 Annual Meeting of stockholders of THQ Inc. (referred to herein as “we”, “us”, “THQ”, or the “Company”).  The Proxy Statement also gives you information on the proposals to be voted upon at the Annual Meeting, as well as other information so that you can make an informed decision. You are invited to attend the Annual Meeting to vote on the proposals, but you do not need to attend in person in order to vote. You may instead follow the instructions below to vote by mail using the enclosed proxy card, or vote by using the Internet or the telephone by following the instructions on your proxy card.

TIME, DATE AND PLACE OF THE ANNUAL MEETING

Our Annual Meeting will be held at 1:00 p.m., Pacific Daylight Time, on Monday, July 30, 2007 at The Hyatt Westlake Plaza, Playa del Sol Ballroom, 880 S. Westlake Boulevard, Westlake Village, California 91361. If you have any questions regarding this Proxy Statement or the Annual Meeting, you may direct them in writing to our Secretary at our mailing address as set forth on the cover page.

WHAT WILL BE CONSIDERED AT THE ANNUAL MEETING?

At our Annual Meeting, we are asking you to:

•        Elect seven directors;

•        Approve an amendment to THQ Inc.’s Certificate of Incorporation to increase the number of authorized shares of our common stock, par value $.01, from 75,000,000 to 225,000,000 shares;

•        Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2008; and

•        Conduct any other business properly brought before the meeting.

WHO RECEIVED THIS PROXY STATEMENT?

We began sending this Proxy Statement, proxy card and 2007 Annual Report out on or about July 5, 2007 to all holders of our shares of common stock (we will sometimes refer to all holders of shares of our common stock as “stockholders”). If you owned shares of our common stock at the close of business on June 1, 2007, our record date, you are entitled to vote those shares. In connection with our solicitation of proxies for use at the Annual Meeting, we have designated Brian J. Farrell and Edward K. Zinser as the proxies.

HOW MANY VOTES DO I HAVE?

Each share of common stock is entitled to one vote on each of the matters presented for a vote at the Annual Meeting.

HOW MANY VOTES ARE REQUIRED TO CONDUCT THE MEETING?

A majority of our outstanding shares of common stock as of June 1, 2007 must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business.

As of this date, there were 66,933,804 shares of common stock outstanding and entitled to vote. Shares representing a majority, or 33,466,903, of these votes must be present. This is called a quorum. Abstentions and shares held by a broker or other nominee holding shares for a beneficial owner that are not voted on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner (a “broker non-vote”) will be counted as present for purposes of determining the presence of a quorum for the Annual Meeting.

WHAT VOTE IS REQUIRED FOR EACH PROPOSAL?

Election of Directors (Proposal 1):   In the election of directors, you may vote either “for” each nominee or “withhold” your vote for each nominee. The seven nominees receiving the highest number of “for” votes will be elected as directors.

Approval of an Amendment to THQ Inc.’s Certificate of Incorporation to Increase the Number of Authorized Shares of our Common Stock to 225,000,000 (Proposal 2):   You may vote “for”, “against”, or “abstain” from voting with respect to approval of the amendment to our Certificate of Incorporation. Approval of the amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 75 million to 225 million shares requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote. If you do not vote, or if you abstain from voting, it has the same effect as if you voted against the proposal.

Ratification of Deloitte & Touche (Proposal 3):   You may vote “for”, “against”, or “abstain” from voting with respect to the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008. Abstentions, although counted for purposes of determining whether a quorum is present, will not be counted for any other purpose with respect to this proposal.

All Other Matters:   All other matters being voted upon will be approved if a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon, cast affirmative votes with respect to such matters.

If you sign and return your proxy without voting instructions, your shares will be counted as a “for” vote in favor of each nominee and “for” each other proposal.

HOW WILL MY SHARES BE VOTED IF THEY ARE HELD IN STREET NAME?

If your shares are held in “street name”, you should have received voting instructions with these materials from your broker or other nominee. We urge you to instruct your broker or other nominee how to vote your shares by following those instructions. If you do not give your broker or nominee instructions as to how to vote your shares, they may be voted only on matters for which the broker or nominee has discretionary authority under applicable rules. These “broker non-votes” will be counted for purposes of determining whether a quorum is present, will be counted with respect to Proposal 1 and will be counted as a vote against Proposal 2.

HOW DO I VOTE BY PROXY?

If you properly fill in your proxy card and send it to us in time to vote, or if you vote by using the Internet or vote by telephone as instructed on your proxy card, your “proxies” (Brian J. Farrell and Edward K. Zinser) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the proxies will vote your shares as follows:

•        FOR the election of seven directors;

•        FOR the amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock to 225,000,000 shares; and

•        FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2008.

Even if you currently plan to attend the meeting, it is a good idea to complete and return your proxy card, or vote by using the Internet or the telephone before the meeting date, just in case your plans change.

CAN I REVOKE MY PROXY?

Yes. You may revoke your proxy by delivering written notice, or a properly executed and later dated proxy, to our Secretary at any time prior to the voting. In addition, if you attend the Annual Meeting you may vote your shares personally and revoke your proxy at that time. Attendance at the Annual Meeting will not, in itself, constitute a revocation of a previously granted proxy. If you submit a valid proxy and do not subsequently revoke it, your shares will be voted as provided on the proxy.

WHO WILL COUNT THE VOTE?

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will determine (i) whether a quorum exists, (ii) the authenticity, validity and effect of proxies, and (iii) will receive and count the votes of our shares of common stock.

WILL ANYTHING ELSE BE VOTED ON AT THE ANNUAL MEETING?

Our Board knows of no matters, other than those stated above, to be presented and considered at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if a quorum is not present, vote such proxy to adjourn the Annual Meeting from time to time.

COSTS OF SOLICITING THESE PROXIES

We will pay the expenses of preparing, printing and mailing this Proxy Statement and the proxies. Proxies may be solicited by our officers, directors and regular employees, without extra pay, by personal interviews, telephone, mail, e-mail or other appropriate means. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record and will reimburse such persons for their reasonable out-of-pocket expenses.

PROPOSAL NUMBER 1
ELECTION OF DIRECTORS

Our nominees for the election of directors at the Annual Meeting include six independent directors, as defined in the applicable rules for companies traded on The NASDAQ Global Select Market (NASDAQ), and our chief executive officer, Brian J. Farrell. Stockholders elect all directors annually. At the recommendation of the Nominating/Corporate Governance Committee, the Board has selected the nominees to serve as directors for the one-year term beginning at the Annual Meeting on July 30, 2007 or until their successors, if any, are elected or appointed.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee named in this section. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Pursuant to THQ’s Bylaws, in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive a majority of the votes cast with respect to that director.

Director Changes in Fiscal 2007.   In January 2007, the Board expanded its size to seven members and elected Gary E. Rieschel to the Board. All director nominees are currently serving on the Board.

There is no family relationship between any nominee and any other nominee or executive officer of the Company. Since April 1, 2006, there have been no reportable business relationships between the Company and any directors or nominees.

The Board recommends that you vote “FOR” the election of each of the following nominees:

Brian J. Farrell (age 53) has been our President and Chief Executive Officer since January 1995 and a director since March 1993. Between October 1992 and January 1995, Mr. Farrell served as our Executive Vice President and Chief Operating Officer. From July 1991 to October 1992, Mr. Farrell served as our Vice President, Chief Financial Officer and Treasurer. From 1984 until joining us, Mr. Farrell was Vice President and Chief Financial Officer of Hotel Investors Trust, a real estate investment trust. Mr. Farrell was employed by Deloitte Haskins & Sells, a predecessor of Deloitte & Touche LLP, an international accounting firm and our current auditors, from 1978 to 1984 and is a certified public accountant.

Lawrence Burstein (age 64) has been a director since July 1991. Since March 1996, Mr. Burstein has served as President and a director and has been a stockholder of Unity Venture Capital Associates Ltd., a private investment company. From 1986 through March 1996, Mr. Burstein was President, a director and a principal stockholder of Trinity Capital Corporation, a private investment company. Mr. Burstein is a director of CAS Medical Systems, Inc., I.D. Systems, Inc., Traffix, Inc., American Telecom Services, Inc. and Millenium India Acquisition Corp.

Henry T. DeNero (age 61) has been a director since June 2003. Since January 2001, Mr. DeNero has been an independent management consultant. From January 1999 to December 2000, he was Chairman and Chief Executive Officer of HomeSpace, Inc., an Internet company in the real estate and mortgage services business. From July 1995 to December 1998, he was Executive Vice President of First Data Corporation, a computer services company, and was responsible for the company’s commercial payment instruments group. From June 1994 to June 1995, Mr. DeNero was an independent management consultant. From April 1992 to April 1994, he was Vice Chairman and Chief Financial Officer of Dayton Hudson Corporation (now Target Corporation), a general merchandise retailer. From 1973 to 1992, he was with the management consulting firm, McKinsey & Company, first as an associate and later as a junior and then a senior partner of the firm. Mr. DeNero is also a director of Western Digital Corporation and Vignette Corporation.

Brian P. Dougherty (age 50) has been a director since November 2002. Mr. Dougherty is the founder and Chief Executive Officer of Airena, Inc., a software development company. Prior to Airena, he was the Chairman and Chief Technology Officer of Wink Communications, a provider of end-to-end interactive television services to the cable and satellite industries that he founded in 1995 and sold to Liberty Media in 2002. Mr. Dougherty also founded Geoworks in 1983; over his ten year tenure as Chief Executive Officer of Geoworks, the company developed video games for consoles and PCs, productivity software and operating systems for PCs, and operating systems and applications for mobile phones. His first company, Imagic, developed games for various consoles including Atari, Intellivision, Colecovision, and Commodore 64, and was purchased by Activision in 1984. Mr. Dougherty has a BS in Electrical Engineering and Computer Science from UC Berkeley. Mr. Dougherty is a board member of Planetweb, Inc. and Airena, Inc.

Jeffrey W. Griffiths (age 56) has been a director since October 2005. Since September 2006, Mr. Griffiths is the President and Chief Executive Officer of Lumber Liquidators, a national retailer of hardwood flooring. Mr. Griffiths was President and Chief Executive Officer of video game retailer Electronics Boutique Holdings Corp. (“EB”) from 2001 through 2005 when EB merged with GameStop Corp. Mr. Griffiths’ career at EB spanned more than 20 years. He served as Vice President and Senior Vice President of Merchandising, Marketing and Distribution for EB from 1987 to 1996 and from 1996 to 2001, respectively. Mr. Griffiths also served as a director of EB from 2001 to 2005 and of Game PLC, formerly Electronics Boutique PLC, from 1995 to 1997. Mr. Griffiths holds an MBA from Temple University and a BA from Albright College. He serves on the board of Trustees of Albright College and the board of directors of the Philadelphia Academies Inc. and Lumber Liquidators.

Gary E. Rieschel (age 51) joined our Board as a director in January 2007. Mr. Rieschel has more than 25 years of operating and investing experience in the information technology industry. He is the founder of Qiming Venture Partners, a $200 million fund that invests in early stage Chinese companies. Mr. Rieschel also founded SOFTBANK Venture Capital/Mobius Venture Capital, a $2 billion fund based in the United States, which invested in more than 50 technology companies during Mr. Rieschel’s tenure. Prior to his years as a venture capitalist, Mr. Rieschel held senior executive positions at Cisco Systems, Intel Corporation, Sequent Computer Systems and nCUBE.

James Whims (age 52) has been a director since April 1997. Since 1996, Mr. Whims has been a Managing Director of TechFund Capital I, L.P., TechFund Capital II, L.P., and since 2001, TechFund Capital Europe, venture capital firms concentrating on high-technology enterprises. From 1994 to 1996, Mr. Whims was Executive Vice President of Sony Computer Entertainment of America. Mr. Whims is also a board member of numerous private company boards.

CORPORATE GOVERNANCE

Our Board oversees management in the long-term interests of the Company and our stockholders. The Board’s responsibilities include:

•        Selecting and regularly evaluating the performance of our chief executive officer and other executive officers;

•        Reviewing and approving our major financial objectives and strategic operating plans, business risks and actions;

•        Overseeing the conduct of our business to evaluate whether the business is being properly managed; and

•        Overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

Each member of our Board is elected annually and serves until his or her successor is elected or appointed.

Director Independence

As required by NASDAQ’s listing standards, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board consults with our legal counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and THQ, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that all members of our Board are independent other than Mr. Farrell, our chief executive officer.

Board Meetings

The Board holds regularly scheduled quarterly meetings. In the fiscal year ended March 31, 2007 (“fiscal 2007”), there were six meetings of the Board held in person or by conference telephone call. All directors except Brian Dougherty attended at least 75% of the Board meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the Annual Meeting of stockholders. All of our Directors (with the exception of Mr. Rieschel, who was appointed to the Board in 2007) attended the last annual stockholder meeting, which was held on July 20, 2006.

Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating / Corporate Governance Committee. Each committee is governed by a charter, which is intended to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management. The committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The charter for each committee of the Board may be viewed in the corporate governance section of our investor relations website at http://investor.thq.com.

Additionally, the Board from time to time may establish special purpose committees. In fiscal 2007, the Board formed a special committee of one independent director, Jeffrey W. Griffiths (the “Special

Committee”), to conduct an independent and comprehensive investigation of our historical stock option grant practices.

Members of the individual standing committees are named below. Mr. Rieschel was appointed to the Board in January 2007 and does not presently serve on a committee.

Name	Audit		Compensation		Nominating / Corporate Governance
Lawrence Burstein	X				X	*
Henry T. DeNero	X	*	X
Brian P. Dougherty			X		X
Jeffrey W. Griffiths	X
James Whims			X	*	X
Total Meetings in Fiscal 2007	16		11		4

*                   Committee Chairperson

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee.   The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Audit Committee’s role includes the appointment, compensation, retention and oversight of our independent registered public accounting firm. Additional primary responsibilities of the Audit Committee include the review of the effectiveness of our internal controls over financial reporting, review and approval of any proposed related party transaction, review of procedures for complaints by Company employees regarding accounting, internal accounting controls or audit matters, and other responsibilities as delineated in the Audit Committee Charter. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that Mr. DeNero is an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules.

Compensation Committee.   The primary responsibilities of the Compensation Committee are to: (i) review and make recommendations to the Board with respect to compensation of our executive officers; (ii) oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs; (iii) oversee the Company’s administration of its stock-based compensation and other benefit plans; and (iv) approve grants of stock-based compensation awards under the Company’s stock incentive plan. The Compensation Committee’s role includes reviewing, discussing, and recommending to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement as required by SEC rules. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter.

Nominating/Corporate Governance Committee.   The principal responsibilities of the Nominating/ Corporate Governance Committee are to establish criteria for candidates for the Board, establish a process for identifying and evaluating candidates for the Board, recommend candidates to the Board as director nominees, adopt policies for recommendation to the Board with regard to the consideration of candidates recommended by stockholders, evaluate the size of the Board, and evaluate the structure, operation and membership of committees of the Board. With respect to corporate governance functions, the Nominating/Corporate Governance Committee reviews and assesses the adequacy of our corporate governance policies and recommends changes to the Board, reviews transactions for conflicts of interest, reviews and assesses our governing documents and annually assesses the effectiveness of the operation of the Board and its committees. The specific responsibilities and functions of the Nominating / Corporate Governance Committee are delineated in the Nominating/Corporate Governance Committee Charter.

Director Nomination Process

In evaluating nominees for director to recommend to the Board, the Nominating/Corporate Governance Committee will take into account many factors within the context of the characteristics and needs of the Board as a whole. While the specific needs of the Board may change from time to time, all nominees for director are considered on the basis of the following qualifications:

•        the highest level of personal and professional ethics and integrity;

•        practical wisdom and mature judgment;

•        broad training and significant leadership experience in business, entertainment, technology, finance, corporate governance, public interest or other disciplines relevant to our long-term success;

•        a willingness to represent the best interests of all our stockholders and objectively appraise management’s performance; and

•        the ability to provide different perspectives on issues presented to the Board. Diversity inclusive of race, gender and culture helps ensure that different perspectives are presented.

In determining whether to recommend a director for re-election, the Nominating/Corporate Governance Committee will also consider the director’s tenure on the Board, past attendance at meetings, participation in and contributions to the activities of the Board, the director’s continued independence (including any actual, potential or perceived conflicts of interest), as well as changes in the director’s principal occupation or professional status. Further, the Nominating/Corporate Governance Committee will consider the capabilities of current directors, as well as any additional qualities or capabilities considered necessary or desirable in light of the existing or anticipated needs of the Board and will additionally consider Board composition, including, but not limited to, its diversity.

The Nominating/Corporate Governance Committee will consider candidates for directors recommended by stockholders. The Nominating/Corporate Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that it may also consider as one of the factors in its evaluation the amount of THQ common stock held by the stockholder and the length of time the stockholder has held such stock. To be considered by the Nominating/Corporate Governance Committee in connection with our 2008 Annual Meeting of Stockholders, recommendations must be submitted in writing to THQ by March 31, 2008. Recommendations must include, as to each person whom the stockholder proposes to nominate for election or re-election as a director: (1) the candidate’s name, age, business address and residence address; (2) the principal occupation or employment of the candidate; (3) the number of shares of THQ common stock which are beneficially owned by the candidate; (4) the consent of the proposed candidate (a) to be named in the proxy statement relating to THQ’s annual meeting of stockholders, and (b) to serve as a director if elected at such annual meeting; and (5) any other information regarding the proposed candidate that may be required to be included in a proxy statement by applicable SEC rules. Further, the stockholder giving notice must provide: (a) the name and address of the stockholder, as they appear on our records; and (b) the number of shares of THQ common stock which are beneficially owned by such stockholder. Recommendations by stockholders may also include the following information in order to assist the Nominating/Corporate Governance Committee in evaluating the nominee: (1) a description of the qualifications and background of the proposed candidate; (2) a description of all arrangements or understandings between the stockholder and the proposed candidate relating to the proposed candidate’s candidacy; and (3) a statement as to whether the proposed candidate would be considered an independent director under applicable NASDAQ or SEC rules and regulations. The Nominating/Corporate Governance Committee may request any additional information reasonably necessary to assist it in assessing a proposed candidate. After submitting a written recommendation, which complies with the notice procedures outlined above, the stockholder nominating the proposed candidate must make such nomination at a meeting of stockholders at which the stockholder is entitled to vote in the election of directors.

We do not currently pay a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential director nominees.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We invite stockholders to communicate any concerns they may have about our company directly and confidentially with the non-management directors as a group by writing to the Non-Management Directors, c/o Secretary, THQ Inc., 29903 Agoura Road, Agoura Hills, CA 91301. Such communications shall be delivered by the Secretary directly to the chairman of the Nominating/Corporate Governance Committee.

RELATED PARTY TRANSACTIONS

As a general matter, it is the Company’s preference to avoid related party transactions. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•        an executive officer, director or director nominee of the Company;

•        any person who is known to be the beneficial owner of more than 5% of the Company’s common stock;

•        any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the Company’s common stock; or

•        any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

The Company’s Audit Committee Charter includes a written policy whereby in the event such a transaction is proposed; it must be submitted to and approved by the Audit Committee. On an annual basis, each director and executive officer is required to complete a questionnaire, which requires disclosure of any transactions the director or executive officer, or their immediate family members or associates, may have with the Company in which the director or executive officer, or their immediate family members or associates, has a direct or indirect material interest. The Audit Committee, which is responsible for reviewing and approving any related party transactions, considers the responses in the questionnaires and other information regarding potential relationships between the Company and the directors and executive officers. Additionally, the Company’s Code of Business Conduct and Ethics includes a written policy that prohibits its directors and officers from engaging in activities that could give rise to an actual or potential conflict of interest with the Company. There were no related party transactions reported in fiscal 2007.

CHARTERS AND CODES OF ETHICS

The Board has adopted Charters for each of its committees, and has adopted a Code of Ethics for Executive Officers and Other Senior Financial Officers as well as a Code of Business Conduct and Ethics for Directors, Officers and Employees of THQ (the “Codes”). The Charters and the Codes are available on the Investor Relations section of our web site at www.thq.com. We will post amendments to our Charters and Codes on our website as well as disclose any waivers granted under the Codes. Copies of our

Charters and Codes are available without charge by contacting our Investor Relations department at (818) 871-5125.

DIRECTOR COMPENSATION

Brian J. Farrell received no compensation for serving as a director, except that he, like all directors, is eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings. He is not listed in the table below since he is also a named executive officer and his compensation is fully reflected in the Summary Compensation Table on page 27, herein.

The compensation of each non-employee director of the Company during fiscal 2007 was as follows:

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)		Stock Awards(2) ($) (c)	Option Awards (2) ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
Lawrence Burstein	$64,250		$154,535	$91,920	—	—	—	$310,705
Henry T. DeNero	71,375		154,535	91,920	—	—	—	317,830
Brian P. Dougherty	46,000		154,535	91,920	—	—	—	292,455
Jeffrey W. Griffiths	92,000	(3)	156,007	91,920	—	—	—	339,927
Gary E. Rieschel	13,500		62,431	55,680	—	—	—	131,611
James Whims	58,250		154,535	91,920	—	—	—	304,705

(1)          These amounts represent annual retainers and fees for Board and committee meetings, as described in the narrative disclosure below.

(2)          Amounts disclosed under “Stock Awards” and “Option Awards” represent the stock-based compensation expense recognized for financial statement reporting purposes pursuant to FAS 123(R) rather than an amount paid to or realized by the director. See Note 14 to the Company’s consolidated financial statements included in its Form 10-K for the fiscal year ended March 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123(R). There can be no assurance that the FAS 123R amounts will ever be realized.

(3)          Includes $35,000 paid in fiscal 2008 but earned in fiscal 2007 for Mr. Griffiths’ service on the Special Committee, as discussed above in “Committees of the Board of Directors”.

Narrative Disclosure to Director Compensation Table.   Our directors receive compensation for their service only if they are not THQ employees. Mr. Farrell therefore receives no compensation for serving as a director. During fiscal 2007, each non-employee director, other than Mr. Rieschel, who was appointed to our Board in January 2007, received an annual retainer of $24,000 and an equity grant of 12,000 stock options and 4,050 Deferred Stock Units (“DSUs”). The option grants were made to the directors on July 31, 2006 with an exercise price of $22.69, which was the closing price of THQ’s common stock on that date. DSUs were granted to each of the directors, except for Mr. Rieschel, on November 7, 2006; THQ’s closing price per share was $28.69 on that date. The stock options and DSUs vest immediately upon grant; however, DSUs are not convertible into the Company’s common stock until thirteen (13) months after the date of grant.

Directors receive the following additional amounts:

•        an annual retainer of $7,500 for the Audit Committee chairman;

•        an annual retainer of $5,000 for each other Board Committee chair;

•        a per meeting fee of $1,500 for attendance at each Board meeting; and

•        a per meeting fee of $1,000 for attendance at each committee meeting.

In May 2007, the Board resolved to pay Mr. Griffiths an additional fee in the amount of $35,000 for his participation on the Special Committee, which was formed to conduct an independent and comprehensive investigation of our historical stock option grant practices. All activity related to the Special Committee was performed by Mr. Griffiths in fiscal 2007 and thus the compensation is included in the fiscal 2007 Director Compensation table.

Mr. Rieschel’s compensation was prorated in fiscal 2007 according to a Board policy that, with respect to new directors elected to the Board, other than by a vote of security holders at an annual meeting or a special meeting convened for such purpose, such directors shall receive pro-rated compensation for his or her service as a director. The pro-rated compensation will be based upon the number of months the newly elected director will serve between the date appointed by the Board and the next annual meeting. In accordance with this policy, Mr. Rieschel, who was appointed to our Board in January 2007, received a retainer of $12,000 in fiscal 2007 as well as 6,000 stock options and 2,025 DSUs. The stock options and DSUs were granted to Mr. Rieschel on February 5, 2007. The closing price of THQ’s common stock on that date was $30.83, which is the exercise price of the stock options. The terms of the stock options and the DSUs were the same as for other directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

The following table shows, as of June 1, 2007, the number of shares of THQ common stock owned by beneficial owners known to us to hold more than 5% of our common stock. As of June 1, 2007, there were 66,933,804 shares of our common stock outstanding. We only have one class of common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class as of June 1, 2007
FMR Corp. 82 Devonshire Street Boston, MA 02109	4,124,548	(1)	6.16%
Barclays Global Investors UK Holdings Limited 1 Churchill Place London, England	3,486,509	(2)	5.21%

(1)          Based on information contained in a report on Schedule 13F dated and filed with the SEC on May 15, 2007 by FMR Corp. (“FMR”) on behalf of itself and the following Other Included Managers: Fidelity Management & Research Company, Fidelity Management Trust Company, Strategic Advisers Incorporated, Fidelity Investors Management Corp., FMR Co., Inc., Pyramis Global Advisors Trust Company, and Pyramis Global Advisors, LLC. FMR reported sole voting authority of 1,140 shares and no voting power with respect to 4,123,408 shares.

(2)          Based on information contained in a report on Schedule 13F dated and filed with the SEC on May 14, 2007 by Barclays Global Investors UK Holdings Limited (“Barclays”) on behalf of itself and the following Other Included Managers: Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Ltd., Barclays Life Assurance Co Ltd., Barclays Global Investors Australia Ltd., Barclays Global Investors Canada Ltd., and Indexchange Investment AG. Barclays reported sole voting authority of 2,684,657 shares and no voting power with respect to 801,852 shares.

BENEFICIAL OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our shares of common stock as of June 1, 2007 by each of our director nominees and executive officers and by all director nominees and executive officers as a group. As of June 1, 2007, there were 66,933,804 shares of our common stock outstanding. Unless otherwise indicated below, each individual named in the table has sole voting power and sole investment power with respect to all of the shares beneficially owned, subject to community property laws, where applicable.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Brian J. Farrell	1,047,681	(2)	1.57%
Lawrence Burstein	85,538	(3)	*
Henry T. DeNero	61,802	(4)	*
Brian P. Dougherty	112,430	(5)	*
Jeffrey W. Griffiths	28,050	(6)	*
Gary E. Rieschel	6,000	(7)	*
James Whims	170,341	(8)	*
Ian Curran	47,537	(9)	*
Kelly Flock	127,665	(10)	*
William W. Goodmen	70,147	(11)	*
Scott Guthrie	9,285	(12)	*
James M. Kennedy	148,143	(13)	*
Jack Sorensen	349,289	(14)	*
Edward K. Zinser	255,622	(15)	*
All Director Nominees and Executive Officers as a group (14 individuals)	2,519,530		3.76%

*                    Less than 1%.

(1)          The address for each individual is c/o THQ Inc., 29903 Agoura Road, Agoura Hills, California 91301.

(2)          Includes 673,611 shares of common stock issuable upon exercise of options exercisable within 60 days, 34,791 common shares of performance accelerated restricted stock (“PARS”) and 4,666 shares of common stock issuable upon expiration of deferral period for vested performance accelerated restricted stock units (“PARSUs”).

(3)          Includes 57,752 shares of common stock issuable upon exercise of options exercisable within 60 days.

(4)          Includes 57,752 shares of common stock issuable upon exercise of options exercisable within 60 days and 4,050 shares of common stock issuable upon expiration of deferral period for vested PARSUs.

(5)          Includes 108,380 shares of common stock issuable upon exercise of options exercisable within 60 days.

(6)          Includes 24,000 shares of common stock issuable upon exercise of options exercisable within 60 days and 4,050 shares of common stock issuable upon expiration of deferral period for vested PARSUs.

(7)          Includes 6,000 shares of common stock issuable upon exercise of options exercisable within 60 days.

(8)          Includes 108,379 shares of common stock issuable upon exercise of options exercisable within 60 days, 4,050 shares of common stock issuable upon expiration of deferral period for vested PARSUs and 224 shares of common stock held of record by TechFund Capital L.P. (“TechFund”). Mr. Whims is a managing member of the general partner of TechFund and accordingly may be deemed to share beneficial ownership of the shares of common stock held of record by TechFund. Mr. Whims disclaims beneficial ownership of such shares.

(9)          Includes 35,166 shares of common stock issuable upon exercise of options exercisable within 60 days and 9,940 common shares of PARS.

(10) Includes 87,500 shares of common stock issuable upon exercise of options exercisable within 60 days and 30,000 common shares of PARS.

(11) Includes 55,023 shares of common stock issuable upon exercise of options exercisable within 60 days and 12,425 common shares of PARS.

(12) Includes 8,000 common shares of PARS.

(13) Includes 132,523 shares of common stock issuable upon exercise of options exercisable within 60 days and 12,425 common shares of PARS.

(14) Includes 324,001 shares of common stock issuable upon exercise of options exercisable within 60 days and 20,875 common shares of PARS.

(15) Includes 224,000 shares of common stock issuable upon exercise of options exercisable within 60 days, 20,875 common shares of PARS and 2,916 shares of common stock issuable upon expiration of deferral period for vested PARSUs.

EXECUTIVE OFFICERS

As of June 1, 2007, our executive officers are Brian J. Farrell, Ian Curran, Kelly Flock, William W. Goodmen, Scott Guthrie, James M. Kennedy, Jack Sorensen, and Edward K. Zinser. Information with respect to Mr. Farrell is set forth above in “Election of Directors”. All of our executive officers are appointed by and serve at the discretion of the Board.

Ian Curran (age 40) was appointed our Senior Vice President, International Publishing in December 2004. In addition to overseeing all publishing activities within Europe, Middle East & Africa (EMEA), since April 2006, Mr. Curran is also responsible for overseeing all publishing activities within Asia Pacific. From October 2003 to December 2004, Mr. Curran served as Vice President, European Publishing and prior to this, between October 2000 and October 2003, was Managing Director responsible for all the publishing activities within the United Kingdom and Export divisions. From December 1998 to September 2000, Mr. Curran served as UK General Manager for Acclaim Entertainment Ltd. and was responsible for all sales, marketing and finance activities and between January 1997 and December 1998 his responsibilities for Acclaim were carried out in the capacity as UK Sales Director. Prior to joining Acclaim, between October 1995 and January 1997, Mr. Curran served as Head of European Sales for Warner Interactive International (Time Warner Inc.) and between November 1992 and November 1994 Mr. Curran was employed as Buying Director for Future Zone Stores Limited (Part of Rhino Group PLC - now trading as Game PLC). While in this position, his responsibilities included being a member of the main board of directors.

Kelly Flock (age 53) was appointed our Executive Vice President, Worldwide Publishing in August 2005. Mr. Flock has over 20 years of publishing, sales, marketing and licensing experience in the video and computer gaming field. From 2000 to 2002, Mr. Flock served as President and Chief Executive Officer of Sony Online Entertainment and prior to this, between 1998 and 2000, he was President of 989 Studios. Mr. Flock also served as President of Sony Interactive Studios America and he served as General Manager of LucasArts Entertainment Company where he managed the game division of Lucasfilm Ltd. Mr. Flock holds a bachelor’s degree in English Literature from San Francisco State University.

William W. Goodmen (age 52) was appointed our Executive Vice President, Human Resources and Administration in October 2004. From April 2003 to October 2004, he was the Senior Vice President, Human Resources and Administration. He joined us in October 2002 as Senior Vice President of Human Resources. Including a long tenure at ARCO, Mr. Goodmen brings more than 20 years of experience to his role including senior management level recruiting, global growth and integration programs, as well as the creation of human resources policies and practices. From May 2002 to September 2002, Mr. Goodmen served as executive vice president of human resources at Liberty Livewire Corporation where he assisted in recruiting a number of key senior management positions and assisted in organizing the company’s operations to best support its business strategies. From October 2000 to May 2002, Mr. Goodmen was a director at executive search firm Spencer Stuart, developing their Southern California Industrial Practice as well as their human resource practice. In 1999 and 2000, Mr. Goodmen was a partner at the Center for Corporate Innovation where he was part of a team which designed and managed CEO Roundtables, primarily in the technology and healthcare sectors. Mr. Goodmen holds a bachelor’s degree from Colgate University and a MS from Syracuse University.

Scott Guthrie (age 42) was appointed our Senior Vice President, North American Sales and Distribution in October 2006. Mr. Guthrie brings more than 15 years of sales and marketing experience for major entertainment and consumer product companies to THQ. Prior to joining THQ, Mr. Guthrie held multiple roles at Buena Vista Home Entertainment in Canada and the United States, most recently as the senior vice president of sales and distribution. Mr. Guthrie also held sales and marketing positions at Pepsi-Cola and Colgate-Palmolive. Mr. Guthrie holds a bachelor’s degree in Business and Economics from Bishops University.

James M. Kennedy (age 47) was appointed our Executive Vice President, Business and Legal Affairs in October 2004. From January 2003 to October 2004 he was the Senior Vice President, Business and Legal Affairs. He has been the Corporate Secretary since August 2003. From March 2000 to January 2003, Mr. Kennedy was an adjunct professor and lecturer at the undergraduate and law school levels in the San Francisco Bay Area. From July 1995 to March 2000, Mr. Kennedy was employed at Electronic Arts Inc., an entertainment software developer and publisher, serving initially as Assistant General Counsel and from November 1995 through March 2000 as Vice President of Business Affairs. From July 1989 to July 1995, Mr. Kennedy served in executive positions at a variety of entertainment and software companies, including Mindscape, Inc., Lucas Digital Ltd., and LucasArts Entertainment Company. Between September 1984 and July 1989, Mr. Kennedy was employed as an attorney with the law firm of Gibson, Dunn & Crutcher. Mr. Kennedy holds a bachelor’s degree from Princeton University, a J.D. from Boston College Law School, and an MBA in strategic leadership from Dominican University of California.

Jack Sorensen (age 46) was appointed Executive Vice President, Worldwide Studios in September 2001. Mr. Sorensen manages internal and external product development and studio acquisitions. From June 2000 to September 2001, Mr. Sorensen was President and Chief Executive Officer of Swan Systems, Inc., a private, venture-funded software company serving the advertising and marketing industries. Between March and May 2000, Mr. Sorensen was Executive in Residence at Crosspoint Venture Partners, a venture firm. From February 1991 to January 2000, Mr. Sorensen was employed at LucasArts Entertainment Company, an entertainment software developer and publisher, serving variously as head of operations, international, product development and as General Manager. From April 1995 to January 2000, Mr. Sorensen served as President of LucasArts. Mr. Sorensen holds a bachelor’s degree from Brandeis University and an MBA from the Haas School of Business at the University of California, Berkeley.

Edward K. Zinser (age 49) was appointed our Executive Vice President and Chief Financial Officer in April 2004. Mr. Zinser is responsible for all of our financial activities, including financial reporting, information systems, internal controls and investor relations. From May 2001 to February 2004, Mr. Zinser served as Executive Vice President and Chief Financial Officer of Vivendi Universal Games, a developer, publisher and distributor of interactive software products across all major platforms including PCs, video game consoles and the Internet. In this role he was responsible for all worldwide finance, accounting, information systems, treasury and planning functions. From June 1999 to March 2001, he was at USA Networks where he was initially Senior Vice President and Chief Financial Officer of Internet Shopping Network, the e-commerce division. In June 2000, he became President and Chief Operating Officer of Styleclick, Inc., a public e-commerce services provider that was created through the acquisition of Styleclick.com. In this role he directed business development, sales, web site development, merchandising, creative services, operations, technology and the online auction business. From June 1993 to May 1998, Mr. Zinser served as Vice President and Chief Financial Officer / Chief Operating Officer of Disney Publishing, a $400 million division of The Walt Disney Company. Mr. Zinser’s experience also includes positions at leading consumer products companies such as The Franklin Mint, Pepsi-Cola and Campbell Soup. He holds a B.S. in management from Fairfield University in Connecticut and an MBA in Finance from the University of Chicago.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of our executive compensation program. Later in this proxy statement under the heading “Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in fiscal 2007 to the following individuals, whom we refer to as our named executive officers:

•       Brian J. Farrell, Chairman, President and Chief Executive Officer

•       Edward K. Zinser, Executive Vice President and Chief Financial Officer

•       Kelly Flock, Executive Vice President, Worldwide Publishing

•       Jack Sorensen, Executive Vice President, Worldwide Studios

•       Ian Curran, Senior Vice President, International Publishing

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall executive compensation program.

Overview

The Compensation Committee has responsibility for setting the overall compensation strategy for the Company and aligning it to the Company’s business goals. This includes determining the compensation of the Chief Executive Officer and other executive officers, overseeing the Company’s equity incentive plans and other benefit plans and ensuring that all of the Company’s compensation programs are fair, reasonable and competitive.

Objectives of our Compensation Program

The overall goals of our executive compensation program are (i) to attract and retain key executive officers capable of leading the Company to fulfillment of its business objectives, and (ii) to establish an appropriate link between executive compensation and achievement of the Company’s strategic and financial performance goals, including the enhancement of shareholder value. To that end, our compensation program is designed to:

•       Offer competitive base salaries, taking into account the pay practices of other companies with which we compete for talented executives;

•       Emphasize a pay-for-performance philosophy through annual cash bonus opportunities designed to reward executives for achievement of annual corporate financial performance goals as well as individual goals; and

•       Use stock-based incentives to motivate executives to focus on long-term strategic objectives, to align the interests of management and the shareholders and to provide opportunities for management to share in the benefits that they achieve for the Company’s shareholders.

As described in more detail below, the material elements of our current executive compensation program include a base salary, an annual cash bonus opportunity, a long-term equity incentive opportunity, an opportunity to save for post-employment compensation through 401(k) retirement benefits and a deferred compensation program, and severance and change-in-control protection for certain actual or constructive terminations of the executive officers’ employment.

All of our named executive officers, other than Mr. Farrell and Mr. Curran, serve “at will”. Mr. Farrell is employed by THQ pursuant to an employment agreement, which is described in detail under the heading “Employment Agreements” on page 28. Mr. Curran is employed by THQ in the United Kingdom (UK). Under UK law, we are required to provide all of our UK employees with a statement of the main terms and conditions of employment (“Statement”). Pursuant to Mr. Curran’s Statement, both he and the Company must provide the other with 12 months notice in writing in order to terminate his employment with the Company. Mr. Curran’s Statement is described further on page 29.

The Elements of THQ’s Compensation Program

Total direct compensation at THQ is comprised of three main elements:

•       Base salary

•       Annual cash bonus opportunity; and

•       Long-term equity incentive opportunity (stock-based awards).

We believe that each element of total direct compensation paid to our executives helps us to achieve one or more of our compensation objectives and fosters specific behavior. The table below lists the material elements of direct compensation paid to our executives and the compensation objective or objectives that it is designed to achieve.

Component of Compensation	Objective	Behavioral Focus
Base salary	Provide competitive level of base compensation in order to attract and retain key executives	Rewards core competence in the executive role relative to skills, experience and contributions to the Company
Annual cash bonus opportunity	Provides variable pay opportunity in order to motivate achievement of critical annual performance metrics	Rewards meeting and surpassing Company and individual goals
Long-term equity incentive opportunity (includes stock options and restricted stock unit awards)	Provide variable pay opportunity for long-term sustainable performance and increases executive stock ownership in the Company, aligning executives’ interests with those of stockholders	Rewards individual contributions towards long-term Company growth and stockholder value creation

How the Total Compensation is Determined.   In order to achieve the objectives of our executive compensation program, the members of the Compensation Committee, with the assistance of our external compensation consultant, Frederic W. Cook & Co., Inc. (“Frederic Cook”), collected and analyzed competitive market data and evaluated individual executive performance. The goal of the review was to set compensation at levels the Compensation Committee believes are competitive with amounts paid to executive officers in comparable positions at other similar size companies in the videogame, entertainment and consumer-related software industries, which we refer to in this proxy statement as the “comparable companies”. We compare the compensation data to our executives’ compensation by similarity of position. We recognize that while objective data is a good starting point for determining appropriate compensation, there may be circumstances that warrant an adjustment or deviation from the market data. For example, an executive at THQ may have broader or narrower duties than the position to which he or she is being compared in the compensation assessment. We take this into consideration and make appropriate judgments with regard to compensation levels. Other considerations may include individual performance, difficulty of replacing the executive, retention needs, tenure or importance of institutional knowledge held by the executive. Our comparable companies include Activision, Avid Technology, CNET, Electronic Arts, Electronics For Imaging, Lions Gate Entertainment, Macrovision, Marvel Entertainment, McAfee, Midway Games, Novell, Parametric Technology, RealNetworks, Take-Two Interactive Software and WebMD. The data were gathered from public filings, such as proxy statements, filed by the comparable companies.

Mix of Pay Components.   In general we seek to set the total direct compensation of our executive officers at a level that provides a combination of fixed and variable payment between the 50th and 75th percentile of compensation paid within our comparable companies. Because pay-for-performance is the cornerstone of our executive compensation program, we generally target base salaries at or below the 50th percentile within our comparable companies and target annual cash bonuses and long-term equity incentive awards above the 75th percentile so that if the Company performs well, the total direct compensation paid to our executives is at approximately the 75th percentile within our comparable companies. The Committee has not established specific policies for allocating between fixed and variable compensation; however, the mix of compensation for our executives is weighted toward variable pay (annual cash bonuses and long-term equity). In fiscal 2007, total compensation paid to our named executive officers consisted of approximately 20-25% of fixed compensation (base salaries) and 75-80% of variable compensation.

We have in the past and we intend in the future to conduct periodic reviews of the aggregate level of our executive compensation, generally as part of our annual performance review process, which includes determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. In appropriate circumstances, the Compensation Committee, in its discretion, considers the recommendations of Mr. Farrell, our chief executive officer, in setting executive compensation. The Compensation Committee, however, meets in executive session and makes all final determinations regarding these awards and neither Mr. Farrell nor any other executive officer is involved in the determination of his own compensation.

Base Salary.   Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority and competency of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Base salaries are reviewed annually by the Compensation Committee and may be adjusted (upward, pursuant to an employment agreement, in the case of Mr. Farrell) from time to time pursuant to such review, to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For example, an executive may undertake additional duties that are not reflected in the executive’s title, but the executive’s compensation is compared to the market compensation based on standard duties for the executive’s title.

Overall, between April 1, 2004 and March 31, 2007, base salaries for each of our named executive officers have increased by approximately 4% per year. In May 2006, Mr. Flock’s base salary was increased from $400,000 to $450,000 to reflect additional responsibilities that Mr. Flock was assigned to manage. Base salaries paid to the named executive officers in fiscal 2007 are reflected in the Summary Compensation Table on page 27.

Annual Cash Bonus.   The annual incentive component of our compensation program provides our executives with an opportunity to earn annual cash bonuses based on achievement of certain pre-established corporate and individual performance goals. We believe the annual incentive is an effective tool for motivating our executives to achieve THQ’s operating targets and create stockholder value.

We calculate annual bonuses using the following formula:

Base Salary	×	Target Bonus %	×	Company Goal % + Individual Goals % (“Goals”)	×	Personal Performance Factor	=	Bonus Payout

The process for determining annual cash bonuses starts at the beginning of each fiscal year, when the Compensation Committee establishes a performance goal for the Company that includes certain financial metrics. In determining which financial metrics to use for the year, the Compensation Committee considers the state of the Company’s business and which financial measures are most likely to focus the named executive officers on making decisions that deliver short-term results that are aligned with our long-term goals. In fiscal 2007, the Compensation Committee determined that the Company had to achieve the following threshold targets in order to meet its performance goal (the “Company Goal”): (i) total revenues of $925 million, as compared to $807 million achieved in fiscal 2006 (the “revenue target”), and (ii) earnings per share of $0.95 (excluding the impact of stock-based compensation expense), as compared to $0.49 per share achieved in fiscal 2006 (the “earnings target”). The Compensation Committee selected these threshold targets to reflect the Company’s key goals: to increase revenue annually at or above the market rate and increase profitability.

Additionally, the individual performance goals for our executive officers, other than for Mr. Farrell, are approved by Mr. Farrell at the beginning of each fiscal year. Mr. Farrell’s individual performance goals are approved by the Compensation Committee. These goals are referred to in the formula above as “Individual Goals”. Individual Goals typically are related to job function and include such areas as expense control, division growth, and on-time delivery of our products.

Once the Company Goal and Individual Goals have been set and approved, the Compensation Committee creates a funding matrix for the Company’s “bonus pool” and sets a range of bonus opportunities for each named executive officer based on achievement of such goals. In fiscal 2007, target bonuses (each a “Target Bonus”) for the named executive officers were set as follows:

Executive	Target Bonus (as a percentage of base salary)	Portion of Target Bonus paid based on achievement of Company Goal	Portion of Target Bonus paid based on achievement of Individual Goals
Brian J. Farrell	100%	80%	20%
Edward K. Zinser	75	80	20
Kelly Flock	80	80	20
Jack Sorensen	80	80	20
Ian Curran	60	80	20

If both the revenue target and the earnings target were achieved, the Company would fund a “bonus pool”, with respect to the named executive officers, in an amount equal to each named executive officer’s Target Bonus. For example, if the Company’s revenues were $925 million and its earnings were $0.95 per share, the bonus pool, with respect to Mr. Farrell, would be funded with 100% of Mr. Farrell’s Target Bonus, or $626,045 and with respect to Mr. Zinser, would be funded with 100% of Mr. Zinser’s Target Bonus, or $259,584. For Company performance exceeding the revenue target and the earnings target, the bonus pool could be funded with an amount up to 150% of the portion of each executive’s Target Bonus related to achievement of the Company Goal. If the Company failed to achieve either of the threshold targets but achieved at least a minimum performance threshold, as set by the Compensation Committee, the bonus pool would be funded with an amount less than 100% of each Target Bonus, depending upon the level of the Company’s performance. No bonus amounts would be earned by the named executive officers if the Company fails to achieve at least such minimum performance threshold.

After the completion of each fiscal year, the Compensation Committee, with guidance from Mr. Farrell, determines how much each named executive officer would be paid for the portion of the Target Bonus related to achievement of the Individual Goals, based upon actual performance of the individual versus his pre-established goals. Further, depending on satisfactory personal performance, as long as a bonus pool is funded, a named executive officer will have his potential bonus multiplied by a performance factor (ranging from .7 to 1.1) based upon his own performance rating as reviewed by the Compensation Committee. For example, if a Target Bonus for a named executive officer was $100,000 and such Target Bonus was fully paid through 100% achievement of the Company Goal and the Individual Goals, the executive officer could receive an actual bonus of $70,000 to $110,000, based upon the individual performance factor. The Compensation Committee has discretion to adjust any performance factor.

Because the Company’s performance significantly exceeded the revenue target and the earnings target in fiscal 2007 (total revenues were $1.027 billion and diluted earnings per share were $1.24, excluding stock-based compensation expense of $0.23 per diluted share), the bonus pool was funded, with respect to each named executive officer, at an amount equal to 150% of each executive’s Target Bonus related to achievement of the Company Goal and 100% of each executive’s Target Bonus related to the achievement of the Individual Goals. Each named executive officer’s bonus was then multiplied by his personal performance factor.

Thus, the cash bonus paid to each named executive officer for fiscal 2007 was as follows:

•       Mr. Farrell—$913,713, which equaled 146% of his Target Bonus;

•       Mr. Zinser—$378,863, which equaled 146% of his Target Bonus;

•       Mr. Flock—$500,400, which equaled 139% of his Target Bonus;

•       Mr. Sorensen—$397,806, which equaled 125% of his Target Bonus; and

•       Mr. Curran—$247,484 which equaled 146% of his Target Bonus.

Long-Term Equity Compensation.   We provide performance-based long-term equity compensation opportunities to our executive officers because we believe they align our executives’ interests with those of stockholders and thus directly serve to increase stockholder returns. We also believe long-term equity compensation is an effective retention tool because it offers upside for anticipated future performance and has a service vesting requirement to be earned. As mentioned above, we target equity grants above the 75th percentile within our comparable companies, reflecting an emphasis on performance-based equity compensation over cash.

Equity grants to our executive officers are generally made up of two components: stock options, which comprise approximately 65% of an equity grant and stock unit awards, which comprise approximately 35% of an equity grant. This mix reflects the Compensation Committee’s pay-for-performance orientation because an individual receives value from the option award only if THQ’s stock price increases, which provides for alignment of executive and stockholder interests.

Awards of equity grants to our executive officers are based on individual performance and expected future contributions to our Company’s growth. When it makes grants, the Compensation Committee also considers an individual’s history of past awards, time in the current position and any change in responsibility. As with the determination of base salary and annual cash bonuses, the Compensation Committee exercises judgment and discretion in view of the above criteria.

In fiscal 2007, named executive officers were awarded both stock options and performance accelerated restricted stock units (PARSUs) on the first trading day of the fiscal year. Beginning in fiscal 2008, which is our current fiscal year, all equity grants to named executive officers will generally be awarded in May, in conjunction with the regular May Compensation Committee and Board meetings. We changed the date that equity grants are made in order to align decisions for all elements of compensation to the same date. A May grant date allows the Compensation Committee to complete the annual performance evaluation for each executive officer for the prior fiscal year before making an equity grant, thus tying equity grants to individual, as well as Company performance.

Stock Options.   We believe stock options are inherently performance-based because the exercise price is equal to the market value of the underlying stock on the date the option is granted, and therefore the option has value to the holder only if the market value of the Common Stock appreciates over time. Thus, stock options are intended to provide equity compensation to our employees, including our named executive officers, while simultaneously creating value for our stockholders.

On April 3, 2006 (in fiscal 2007), our named executive officers received grants of stock options under our THQ Inc. Amended and Restated 1997 Stock Option Plan (the “1997 Plan”). The options vest ratably over a three-year period after grant, subject to the named executive officer’s continued employment with the Company. All options granted to the named executive officers in fiscal 2007 expire five years from the grant date, unless the officer’s employment with the Company terminates before the end of such five-year period.

As evidenced by the Options Exercised and Stock Vested table on page 32, in fiscal 2007, our named executive officers all received compensation from exercise of stock options that exceeded their base salaries and exceeded their cash bonuses. Further, as evidenced by our Outstanding Equity Awards as of March 31, 2007 table on page 30, all of the stock options held by our named executive officers have exercise prices that are lower than the closing price of THQ’s common stock as of the last trading day of the fiscal year. The significant amounts realized and realizable by our named executive officers is consistent with our pay-for-performance philosophy; since our stockholders have enjoyed significant appreciation in the stock price over the last three fiscal years, our executive officers have also received significant realizable value on this element of their compensation.

Stock Unit Awards.   Stock unit awards are currently limited to our senior executives, including our named executive officers, and serve two purposes: (i) to retain such executives, and (ii) to provide a way for our executives to increase stock ownership, thus aligning their interests with those of our stockholders. On April 3, 2006, our named executive officers received PARSUs under our 1997 Plan. The PARSUs are subject to forfeiture and will vest five years after the grant date; however, vesting may be accelerated if certain company-related performance criteria are met each fiscal year during the term of the PARSUs. For fiscal 2007, the accelerated vesting criteria was 105% of the revenue target and 110% of the earnings target, as such targets are described above in the discussion of our annual cash bonus plan. Since the Company achieved the accelerated vesting criteria for fiscal 2007, 20% of each PARSU grant made to our named executive officers on April 3, 2006 was accelerated and shares were awarded to such officers on May 30, 2007. PARSUs are settled, without payment, one-for-one, in shares of common stock upon vesting, unless the participant has elected to defer receipt of PARSUs pursuant to the THQ Inc. Performance Accelerated Restricted Stock Unit Deferred Compensation Plan. Mr. Farrell and Mr. Zinser elected to defer 100% of the PARSU awards received on April 3, 2006 and thus did not receive shares on May 30, 2007.

In July 2006, our stockholders approved the 2006 Long-Term Incentive Plan (the “LTIP”) and as of such date the Company ceased making grants from the 1997 Plan. On May 14, 2007 (in fiscal 2008), we granted the following equity grants to the named executive officers to reward each for the Company’s performance and their individual performances in fiscal 2007:

•       Mr. Farrell—130,000 options and 23,333 PARSUs;

•       Mr. Zinser—81,250 options and 14,583 PARSUs;

•       Mr. Flock—81,250 options and 14,583 PARSUs;

•       Mr. Sorensen—81,250 options and 14,583 PARSUs; and

•       Mr. Curran—45,500 options and 8,167 PARSUs.

These options and PARSUs granted under the LTIP have the same terms and conditions as described above.

Post Employment Compensation

Retirement Benefits.   Our U.S.-based named executive officers, along with our other U.S.-based employees, may participate in the Employees’ 401(k) Plan of THQ Inc. (the “401(k) Plan”). The 401(k) Plan is a qualified tax deferred defined contribution plan that enables eligible employees of the Company to save for retirement. THQ matches 100% of an employee’s deferral contribution up to a maximum of 4% of the employee’s eligible compensation. Additionally, the 401(k) Plan allows the Company to make an annual discretionary profit sharing contribution on behalf of each participant. The total profit sharing amount contributed to the 401(k) plan is determined by the Compensation Committee and is allocated to a participant’s account in the ratio that such participant’s compensation bears to the total compensation paid to all participants.

All of our eligible named executive officers participated in the 401(k) Plan in fiscal 2007 and received matching contributions. In fiscal 2007, the Compensation Committee did not allocate a profit sharing contribution amount to the 401(k) Plan because the Company did not achieve its performance targets in fiscal 2006.

Mr. Curran is based in the United Kingdom and participates in a private pension plan allowable under UK law. The Company makes a monthly contribution to Mr. Curran’s pension plan.

Deferred Compensation Plan.   We adopted the THQ Inc. Management Deferred Compensation Plan (the “Deferred Compensation Plan”) on January 1, 2005 primarily to serve as a retention tool and to provide benefits that are competitive with those offered by the comparable companies. We chose to offer the Deferred Compensation Plan because, consistent with our philosophy, it provides an opportunity for the U.S.-based officers of the Company, including the eligible named executive officers, to save for future financial needs at little cost to the Company. The amount of salary and annual incentive earned by the officer is not affected by the Deferred Compensation Plan. The Deferred Compensation Plan essentially operates as an unfunded, unsecured, tax-advantaged personal savings account of the officer, administered by the Company, and contributes to the Company’s attractiveness as an employer. The Deferred Compensation Plan does not guarantee a return or provide for above-market preferential earnings. The Company may make voluntary contributions to a participant’s account, in such amounts and at such times as the Company may, in its sole discretion, determine. The discretionary contribution is based upon the profitability of the Company, the performance of the officer or such other factors as the Compensation Committee shall determine. The Company has never made any voluntary contributions to the named executive officers’ accounts.

In addition to the Deferred Compensation Plan, the Company has a plan that allows its officers, including the named executive officers to defer receipt of vested stock award units. For a more detailed discussion of such plan and of the deferred compensation arrangements generally relating to our named executive officers, see the Non-Qualified Deferred Compensation table and accompanying narrative beginning on page 32.

Severance Agreements.   Except for Mr. Farrell, each of the named executive officers has entered into a severance agreement with the Company. Mr. Farrell is entitled to severance under his employment agreement, which is more fully described under “Employment Agreements”. This benefit is designed to encourage the named executive officer’s continued services to the Company by providing specified severance benefits in the event the named executive officer’s employment is terminated by the Company without cause. In the event of such termination, the severance agreements provide for cash payments, continuation of certain benefits and vesting of a certain amount of unvested equity upon such termination in exchange for a release of future claims against the Company. The terms and conditions of the severance agreements are more fully described under “Termination and Change-in-Control Arrangements”.

Change-in-Control Agreements.   Our named executive officers are entitled to receive payments pursuant to specific change-in-control situations, which for Mr. Farrell are more fully described under “Employment Agreements” and for the other named executive officers are more fully described under “Termination and Change of Control Arrangements”. These payments are designed to motivate our named executive officers to devote their full energies to the Company’s business during the time of a change-in-control of the Company. The benefits provided to the named executive officers under the change-in-control agreements include payments of expected future salary and bonus and vesting of unvested employer contributions to the officer’s 401(k) account and immediate vesting of outstanding, unvested equity awards.

Perquisites

Our named executive officers and their dependents are entitled to participate in the Company’s Exec-U-Care supplemental health insurance program, which provides reimbursement for out-of-pocket medically necessary expenses not covered under the Company’s standard health insurance coverage. Exec-U-Care reimbursement is subject to annual limits for the same or related diagnoses and a lifetime maximum of $250,000 per person.

In addition to Exec-U-Care benefits, Mr. Farrell and Mr. Curran receive car allowances and the Company pays $16,600 for an additional life insurance policy for Mr. Farrell.

No other perquisites are available to the named executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation.   Like most employers, we generally take a tax deduction for the compensation that we pay to our employees. Section 162(m) of the Internal Revenue Code, however, can prevent us from taking that deduction for compensation over $1 million paid for any one year to certain of our executive officers, unless certain conditions are met. Such conditions include a requirement that compensation be “performance based” and that bonus or equity compensation plans be approved by the stockholders of a company.

The Compensation Committee designs some elements of executive compensation to ensure full deductibility. The Compensation Committee approved, and our stockholders adopted at their 2006 Annual Meeting, our 2006 Long-Term Incentive Plan. This plan authorizes, among other things, performance-based equity awards that can be qualified for full deductibility under Section 162(m). The plan also permits awards to be granted that do not qualify as fully deductible under Section 162(m). Our annual cash bonus plan has not been submitted to or approved by our stockholders.

While the Compensation Committee is mindful of the limitations imposed by Section 162(m), it believes that stockholder interests are best served by not restricting THQ’s discretion and flexibility in crafting compensation programs, even though those programs may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and may do so again.

Accounting for Stock-Based Compensation.   Beginning on April 1, 2006, THQ began accounting for stock-based compensation in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). Under the fair value provisions of this statement, stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis, as required by Item 402(b) of Regulation S-K, with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for THQ’s 2007 annual meeting of stockholders and incorporated by reference into THQ’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

Compensation Committee
James Whims, Chairman
Henry T. DeNero
Brian P. Dougherty

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee in fiscal 2007 consisted entirely of the three independent directors listed above. Each member of the Compensation Committee is a non-employee director and no member has any direct or indirect material interest in, or relationship with, THQ outside of his position as a director. To our knowledge, there were no other interrelationships involving members of the Compensation Committee or other directors requiring disclosure.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for the fiscal year ended March 31, 2007 (“fiscal 2007”), for each of the following: (i) our Principal Executive Officer, (ii) our Principal Financial Officer, and (iii) our three most highly compensated executive officers other than our Principal Executive Officer and Principal Financial Officer, each of whom was serving as an executive officer of the Company as of March 31, 2007 (the “named executive officers”).

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and	Fiscal	Salary(1)	Bonus	Awards(2)	Awards(2)	Compensation	Earnings	Compensation(4)	Total
Principal Position	Year	($)	($)	($)	($)	($)(3)	($)	($)	($)
Brian J. Farrell	2007	$626,045	—	$283,377	$1,496,606	$913,713	—	$45,651	$3,365,392
President, Chief Executive
Officer, and Board Chairman
Edward K. Zinser	2007	$346,112	—	$173,074	$1,028,507	$378,863	—	$11,358	$1,937,914
Executive Vice President,
Chief Financial Officer
Kelly Flock	2007	$450,000	—	$242,307	$997,282	$500,400	—	$10,130	$2,200,119
Executive Vice President,
Worldwide Publishing
Jack Sorensen	2007	$397,488	—	$173,074	$859,133	$397,806	—	$14,503	$1,842,004
Executive Vice President,
Worldwide Studios
Ian Curran(5)	2007	$293,968	—	$88,802	$511,024	$267,935	—	$59,352	$1,221,081
Senior Vice President,
International Studios

(1)                Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into the THQ Inc. Management Deferred Compensation Plan.

(2)                Amounts disclosed under “Stock Awards” and “Option Awards” represent the stock-based compensation expense recognized for financial statement reporting purposes pursuant to FAS 123(R) (disregarding the estimate of forfeitures related to service-based vesting conditions) rather than an amount paid to or realized by the named executive officer. Since we expense our equity awards over the vesting periods, the expense recognized for each named executive officer in fiscal 2007 includes expense related to equity awards made in prior fiscal years. See Note 14 to the Company’s consolidated financial statements included in its Form 10-K for the fiscal year ended March 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123(R). There can be no assurance that the FAS 123R amounts will ever be realized.

(3)                Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent bonuses paid pursuant to the Company’s executive compensation program for services rendered in fiscal 2007. Such bonuses for services rendered in fiscal 2007 were paid in fiscal 2008.

(4)                Amounts disclosed under “All Other Compensation” consist of the following:

Name	Automobile Allowance	Contributions and Allocations to Defined Contribution Plans*	Exec-U-Care Supplemental Health Insurance Contributions	Life Insurance Premiums Paid by the Company	Tax Gross Ups
Brian J. Farrell	$9,000	$11,635	$7,336	$17,680	—
Edward K. Zinser	—	$10,029	$250	$1,079	—
Kelly Flock	—	$8,800	$250	$1,080	—
Jack Sorensen	—	$10,029	$760	$1,080	$2,634
Ian Curran	$22,791	$35,378	$188	$995	—

*                      Since our 401(k) plan was established in compliance with ERISA, it is a calendar year plan and thus the amounts reported for fiscal 2007 were earned January 1, 2006 through December 31, 2006.

(5)                Mr. Curran’s compensation was paid in British Pounds; all compensation information for him in the table above has been converted into U.S. dollars using the exchange rate on the date of each payment. Mr. Curran’s non-equity incentive plan compensation was calculated using the exchange rate on June 18, 2007, the closest practicable date to the actual pay date, which is expected to be June 25, 2007.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

The following table provides certain information with respect to grants of awards to each of the Company’s named executive officers in fiscal 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	Stocks(3) (#) (i)	Options (#) (j)	Awards ($/Sh) (k)	Option Awards(4) (l)

Brian J. Farrell	4/3/06	—	—	—	0	4,666	4,666	23,333	130,000	$26.12	$1,757,163
	—	0	$626,045	$964,109	—	—	—	—	—	—	—
Edward K. Zinser	4/3/06	—	—	—	0	2,916	2,916	14,583	81,250	26.12	1,098,223
	—	0	259,584	399,759	—	—	—	—	—	—	—
Kelly Flock	4/3/06	—	—	—	0	2,916	2,916	14,583	81,250	26.12	1,098,223
	—	0	360,000	554,400	—	—	—	—	—	—	—
Jack Sorensen	4/3/06	—	—	—	0	2,916	2,916	14,583	81,250	26.12	1,098,223
	—	0	317,990	489,705	—	—	—	—	—	—	—
Ian Curran	4/3/06	—	—	—	0	1,633	1,633	8,167	45,500	26.12	615,019
	—	0	169,568	261,135	—	—	—	—	—	—	—

(1)                 The numbers in these columns represent the range of potential cash bonus awards pursuant to our executive compensation program. The program provides for the award of annual cash bonuses based upon the attainment of specified revenue and operating income and also individual performance. The actual amount paid to each of the named executive officers for the fiscal year ended March 31, 2007 is set forth in the Summary Compensation Table under the column Non-Equity Incentive Plan Compensation. These awards are described in further detail under “Compensation Discussion and Analysis” beginning on page 18.

(2)                 Represents the threshold, target and maximum number of PARSUs to be earned on May 30, 2007 from the grant made to the named executive officers in fiscal 2007, based on the Company’s achievement, in fiscal 2007, of the accelerated vesting criteria for the PARSUs. For information regarding the accelerated vesting criteria, see the discussion regarding “Stock Unit Awards” beginning on page 23.

(3)                 All other stock awards are PARSUs that were granted to the named executive officers on April 3, 2006. This number includes the PARSUs that could be accelerated and are listed in columns (g) and (h).

(4)                 The Grant Date Fair Value is generally the amount the Company would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures. See Note 14 to the Company’s consolidated financial statements included in its Form 10-K for the fiscal year ended March 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123(R). There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever by realized.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements.

Brian J. Farrell.   Mr. Farrell is employed with THQ pursuant to an Amended and Restated Employment Agreement, dated May 30, 2006 (the “Employment Agreement”). The Employment Agreement includes the following key provisions:

•        Compensation—Mr. Farrell shall be paid an annual base salary of at least $626,000, subject to annual review as of March 31, 2007. In addition, Mr. Farrell is entitled to a bonus each fiscal year in accordance with the Company’s executive compensation program (see “Compensation Discussion and Analysis,” beginning on page 18, herein). The Board may also award Mr. Farrell a performance bonus based upon the Company’s and his performance.

•        Additional Benefits—A life insurance policy in the amount of $3.0 million, disability insurance in the amount of 80% of his base salary, a car allowance, and at least all other benefits made available by the Company to other senior executives of the Company in the United States.

•        Term—Mr. Farrell shall be employed by THQ as our President and Chief Executive Officer through March 31, 2010. Commencing on March 31, 2008 and thereafter, the Employment Agreement shall be automatically extended each year on March 31 by a period of one (1) additional year if the Company has not given Mr. Farrell notice that it does not want to extend the Employment Agreement. The Employment Agreement shall automatically terminate on March 31 of the calendar year in which Mr. Farrell turns 65 years of age.

The Employment Agreement may be terminated by the Company: (i) in the event of Mr. Farrell’s death or disability, or (ii) for Cause, and may be terminated by Mr. Farrell: (a) at will, or (b) for Good Reason. The Employment Agreement provides for a severance payment upon termination of employment as a result of death of disability, termination by the Company without cause, termination by Mr. Farrell for good reason, or termination in connection with a change in control. See below, “Potential Payments upon Termination or Change in Control”, for a description of these provisions in the Employment Agreement.

Ian Curran.   Under UK law, we are required to provide our UK employees with a statement of the main terms and conditions of employment. Mr. Curran has been provided such a statement which sets forth the following key terms and conditions of his employment:

•        Salary of £141,750 per year, to be reviewed annually;

•        Discretionary bonus dependent upon overall Company and individual performance;

•        Car allowance of £1,000 per month; and

•        Welfare benefits similar to those offered to other THQ employees in the UK.

Pursuant to Mr. Curran’s statement of terms and conditions, both he and the Company must provide the other with 12 months notice in writing in order to terminate his employment with the Company.

Non-Equity Incentive Plan Compensation.   The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table reflect the annual cash bonuses paid to our named executive officers under our executive compensation program. The formula used to determine these awards is set forth on page 21, herein.

Target bonuses for the named executive officers were as follows:  Brian J. Farrell—100%; Edward K. Zinser—75%; Kelly Flock—80%; Jack Sorensen—80% and Ian Curran—60%.

Because THQ’s performance in fiscal 2007 significantly exceeded the revenue and earnings targets set by the Compensation Committee, as described above in “Compensation Discussion & Analysis—Annual Cash Bonus”, beginning on page 20, the Company Goal for each named executive officer was funded at 150% and the Individual Goals were funded at 100%. Thus, the Goals multiplier for each named executive officer, which takes into account the weighting of Company Goal v. Individual Goals for each, was 139%.

Cash bonus awards for each named executive officer were then determined by multiplying each officer’s base salary times his target bonus, times 1.39, times the personal performance factor assigned to each named executive officer by the Compensation Committee.

Option and Stock Awards.   During fiscal 2007, our named executive officers received option grants under our THQ Inc. Amended and Restated 1997 Stock Option Plan (the “1997 Plan”) at exercise prices equal to the fair market value of our common stock on the grant date, which was $26.12. These options vest over a three-year period after grant, subject to the named executive officer’s continued employment with the Company. All options granted to the named executive officers in fiscal 2007 under the 1997 Plan expire five years from the grant date, unless the participant’s employment with the Company terminates before the end of such five-year period.

Additionally, performance accelerated restricted stock units (“PARSUs”) were granted to our named executive officers on April 3, 2006. THQ’s closing price per share was $26.12 on that date. The PARSUs are subject to forfeiture and will vest on the fifth anniversary of the grant date; however, 20% of the shares subject to each award will vest on each of the first through fourth anniversaries of the grant date if certain performance targets for the Company are attained each fiscal year. Because the Company achieved the accelerated vesting goals in fiscal 2007, 20% of the PARSUs, as well as 20% of performance accelerated restricted stock (PARS) granted to the named executive officers on April 1, 2005, vested on May 30, 2007.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2007

The following table sets forth certain information regarding stock-based awards held by each named executive officer as of March 31, 2007.

	OPTION AWARDS					STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) (#) (g)
Brian J. Farrell	93,750	—		$7.89	2/24/2008
	375,000	—		11.67	10/22/2008
	80,764	161,524	(2)	18.57	4/1/2010	43,488	(2)	$1,486,855
	—	130,000	(3)	26.12	4/3/2011	23,333	(3)	797,755
Edward K. Zinser	50,000	50,000	(4)	$13.80	4/12/2009
	48,458	96,915	(2)	18.57	4/1/2010	26,093	(2)	$892,120
	—	81,250	(3)	26.12	4/3/2011	14,583	(3)	498,593
Kelly Flock	7,986	175,000	(5)	$22.15	9/2/2010	37,500	(5)	$1,282,125
	—	81,250	(3)	26.12	4/3/2011	14,583	(3)	498,593
Jack Sorensen	37,501	—		$10.88	11/20/2007
	75,001	—		7.89	2/24/2008
	125,000	—		11.67	10/22/2008
	48,458	96,915	(2)	18.57	4/1/2010	26,093	(2)	$892,120
	—	81,250	(3)	26.12	4/3/2011	14,583	(3)	498,593
Ian Curran	—	19,999	(6)	$11.87	8/6/2009
	—	46,150	(2)	19.66	10/14/2010	12,425	(2)	$424,811
	—	45,500	(3)	26.12	4/3/2011	8,167	(3)	279,230

(1)          Calculated based upon the closing market price of our common stock, $34.19, on March 30, 2007, the last trading day for our common stock in fiscal 2007.

(2)          These awards were granted on April 1, 2005. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on April 1, 2006, the second one-third vested on April 1, 2007 (which was in fiscal 2008 and thus was not disclosed as “exercisable” above) and the last third will vest on April 1, 2008. The stock awards are performance accelerated restricted stock (“PARS”), which vest on April 1, 2010; provided, however, 20% of the PARS may vest on each of the first through fourth anniversaries of the grant date if certain performance targets for the Company are attained each fiscal year.

(3)          These awards were granted on April 3, 2006. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to the continued employment of the recipient. The first one-third of the stock options vested on April 3, 2007 (which was in fiscal 2008 and thus was not disclosed as “exercisable” above), the second one-third will vest on April 3, 2008 and the last third will vest on April 3, 2009. The stock awards are performance accelerated restricted stock units (“PARSUs”), which vest on April 3, 2011; provided, however, 20% of the PARSUs may vest on each of the first through fourth anniversaries of the grant date if certain performance targets for the Company are attained each fiscal year.

(4)          These options were awarded to Mr. Zinser on April 12, 2004, his first date of employment with the Company. The options vest in one-third increments on each of the first three anniversaries of the grant date and as of April 12, 2007 were fully vested.

(5)          These awards were granted to Mr. Flock on September 2, 2005, shortly after he became an employee of the company. The options vest in one-third increments on each of the first three anniversaries of the grant date, subject to Mr. Flock’s continued employment with the Company. The first one-third of the stock options vested on September 2, 2006, the second one-third will vest on September 2, 2007 and the last third will vest on September 2, 2008. The stock awards are PARSUs, which vest on September 2, 2010; provided, however, 20% of the PARSUs may vest on each of the first through fourth anniversaries of the grant date if certain performance targets for the Company are attained each fiscal year.

(6)          These options were granted to Mr. Curran on August 6, 2004 and vest in one-third increments on each of the first three anniversaries of the grant date. The first one-third of the stock options vested on August 6, 2005, the second one-third vested on August 6, 2007 and the last third will vest on August 6, 2008.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during fiscal 2007 for each named executive officer on an aggregated basis:

OPTION EXERCISES AND STOCK VESTED

	OPTION AWARDS		STOCK AWARDS
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Brian J. Farrell	702,448	$8,716,166	—	—
Edward K. Zinser	50,000	$981,343	—	—
Kelly Flock	79,514	$802,246	—	—
Jack Sorensen	133,631	$1,077,859	—	—
Ian Curran	49,273	$797,004	—	—

(1)          Calculated based upon the closing market price of THQ’s common stock on the date of exercise less the exercise price of such shares.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows the executive contributions, earnings and account balances for the named executive officers in the THQ Inc. Management Deferred Compensation Plan (the “Deferred Compensation Plan”):

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawls/ Distributions ($) (e)	Aggregate Balance at Last FYE ($)(3) (f)
Brian J. Farrell	$100,000	—	$33,838	—	$254,256
Edward K. Zinser	232,533	—	72,097	—	682,725
Kelly Flock	—	—	—	—	—
Jack Sorensen	41,278	—	8,522	—	74,300
Ian Curran	—	—	—	—	—

(1)          Includes amounts that were also reported as either “Salary” or “Non-Equity Incentive Plan Awards” in the Summary Compensation Table on page 27.

(2)          None of the earnings in this column (d) are reported in the Summary Compensation Table because they were not preferential or above market.

(3)          Amounts reported in this column (f) for each named executive officer include amounts previously reported in the Company’s Summary Compensation Table in previous years when earned if that executive’s compensation was required to be disclosed in a previous year. Amounts previously reported in such years include previously earned, but deferred, salary and cash bonuses. This total reflects the cumulative value of each named executive officer’s deferrals and investment experience.

The Deferred Compensation Plan is an unfunded, unsecured deferred compensation plan. The Deferred Compensation Plan allows participants who are officers or directors of the Company (including all named executive officers) to defer a minimum amount of $5,000 per year as follows:

•        Up to 100% of base salary; and

•        Up to 100% of variable pay, including annual cash bonus, commissions or Board fees.

The Company does not make any Company contributions to the Deferred Compensation Plan. The aggregate balances shown above represent amounts that the named executive officers earned but elected to defer, plus earnings (or losses). Account balances may be invested in investments selected by the executive from an array of investment options similar to the investment options available in the Company’s 401(k). The array may change from time to time; as of March 31, 2007, participants could choose among several different investments, including domestic and international growth, income, balanced and blended fund investment stock funds, bonds or money market funds. Participants can daily change their investment selections prospectively by contacting the trustee of the Deferred Compensation Plan.

When participants elect to defer amounts into the Deferred Compensation Plan, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executive’s retirement or separation from the Company. Distributions can be made in a single lump sum payment or in up to 15 annual installments, depending upon the officer’s years of service with the Company. However, soon after a participant’s employment ends, his or her account balance is automatically distributed in a lump sum—without regard to his or her election—if the participant’s account balance is less than $25,000 at the time of retirement or separation or if the employment ended due to the participant’s death.

In addition to the Deferred Compensation Plan, in fiscal 2007, our named executive officers could elect to defer awards of PARSUs pursuant to the Performance Accelerated Restricted Stock Unit Deferred Compensation Plan (“Stock Deferral Plan”). The Stock Deferral Plan allows the named executive officers to defer either 50% or 100% of a PARSU award with payment of vested shares to be made (with respect to the PARSU grants made to the named executive officers on April 3, 2006) on either: (i) January 1, 2012; (ii) a number of years certain after any vesting (either accelerated or cliff); or (iii) within 30 days following the named executive officer’s termination of employment with THQ. Mr. Farrell and Mr. Zinser elected to defer 100% of their PARSU awards received on April 3, 2006. Since the PARSUs were unvested in fiscal 2007, they are not included in the table above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

All or our named executive officers have agreements that provide for payments and benefits to such named executive officer upon termination (actual or constructive) other than for “cause” or if the termination occurs within a specified period after, or in contemplation of, a change in control. The agreements also provide for payments and benefits where employment ends because of death or disability. The following pages describe these agreements and show potential payments upon termination, as if our named executive officers had been terminated on March 31, 2007.

Brian J. Farrell’s Employment Agreement.   As described above in the section entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”, Mr. Farrell is employed with THQ pursuant to an Employment Agreement. The Employment Agreement may be terminated by the Company: (i) in the event of Mr. Farrell’s death or disability, (ii) for Cause, or (iii) without Cause, and may be terminated by Mr. Farrell: (a) at will, or (b) for Good Reason. In the event that Mr. Farrell terminates the Employment Agreement for Good Reason, or the Company terminates the Employment Agreement without Cause at any time or within one year after a change of control, Mr. Farrell shall be entitled to the following benefits:

•       a lump sum payment equal to three times the sum of (A) base salary on the date of termination, plus (B) bonus compensation at the annual rate of the highest bonus amount received by Mr. Farrell during any prior fiscal year (but no less than $460,000);

•       the immediate vesting of Mr. Farrell’s rights in all employee benefit and compensation plans, including stock options and stock awards not fully vested at such time;

•       for the greater of three years or the balance of the employment term, as set forth in the Employment Agreement: (i) medical and dental insurance, unless Mr. Farrell receives substantially equivalent medical and dental coverage from a third party employer without cost to him; (ii) life and disability insurance coverage; and (iii) perquisites received by Mr. Farrell at the time of termination;

•       payment of the fees and disbursements incurred by counsel to Mr. Farrell as a result of the termination of Mr. Farrell’s employment; and

•       appropriate office and secretarial assistance for six months after termination of Mr. Farrell’s employment.

If Mr. Farrell were terminated in accordance with the foregoing on March 31, 2007, he would have received the following:

Name	Base Salary Payment	Bonus Payment	Accelerated Vesting of Unvested Option & Stock Awards(1)	Group & Health Benefits(2)	Other(3)	Total
Brian J. Farrell	$1,878,135	$2,083,725	$5,856,715	$52,259	$33,780	$9,904,614

(1)          These amounts represent the intrinsic value at March 31, 2007 of unvested options and stock awards that would vest upon termination, based upon the closing stock price of THQ’s common stock on Friday, March 30, 2007, which was $34.19.

(2)          Group and health benefits include medical and dental insurance coverage and life and disability insurance coverage.

(3)          Other includes three years automobile allowance and six months use of an office and secretarial services.

Severance Agreements.   THQ’s Board believes that it is in the best interests of the Company and its stockholders to encourage the continued services of our named executive officers and to ensure the officer’s continued dedication by providing specified severance benefits in the event the named executive officer’s employment is terminated by the Company without Cause. For that reason, the Company has entered into severance agreements with each of the named executive officers of THQ, other than Mr. Farrell (the “Severance Agreements”). Mr. Farrell’s Employment Agreement provides for the payment of benefits to him in the event of termination under certain circumstances as described above.

The Severance Agreements provide for the payment of the following benefits if the named executive officer’s employment with THQ or its subsidiaries is terminated by the Company without Cause unless the named executive officer is entitled to benefits under the Change-in-Control Agreement described below:

•       A cash payment of (i) one times the named executive officer’s current salary for an Executive Vice President of the Company (including Mr. Zinser, Mr. Flock and Mr. Sorensen) and three-quarters (3/4) of the officer’s current salary for a Senior Vice President of the Company (including Mr. Curran); plus (ii) one times an Executive Vice President’s annual bonus paid, and three-quarters (3/4) of a Senior Vice President’s annual bonus paid, in respect of the fiscal year of the

Company immediately preceding the fiscal year in which the termination occurs; and (iii) any accrued but unpaid bonus for the fiscal year ended immediately prior to the fiscal year in which the termination occurs; and

•       COBRA premiums under the Company’s group health plan for a period of 12 months for an Executive Vice President and 9 months for a Senior Vice President.

In addition, if on the date of termination, the named executive officer shall not be fully vested with respect to any stock options previously granted to such named executive officer, the named executive officer will immediately be vested on the date of termination in that number of additional options that would have vested during the 12 months (for an Executive Vice President) or the 9 months (for a Senior Vice President) following the date of termination as if such stock options had become vested in equal monthly increments over the vesting period.

In exchange for the aforementioned cash severance and option vesting acceleration the executive must execute a release of his or her right to bring claims against the Company

If our named executive officers had been terminated on March 31, 2007, in accordance with the foregoing, each would receive approximately the following cash amounts under the Severance Agreements:

Name	Base Salary Payment	Bonus Payment	Accelerated Vesting of Unvested Option Awards(1)	Accelerated Vesting of Unvested Stock Awards	COBRA Premiums	Total
Edward K. Zinser	$346,112	$235,955	$2,889,148	$0	$13,938	$3,485,153
Kelly Flock	450,000	176,400	1,999,161	0	13,938	2,639,499
Jack Sorensen	397,488	261,425	1,869,648	0	13,938	2,542,499
Ian Curran	220,476	115,559	1,041,529	0	10,396	1,387,960

(1)          These amounts represent the intrinsic value at March 31, 2007 of unvested options and stock awards that would vest upon termination, based upon the closing stock price of THQ’s common stock on Friday, March 30, 2007, which was $34.19.

Change-in-Control Severance Agreements.   THQ’s Board believes that it is in the best interests of the Company and its stockholders to encourage our key officers to continue their services and their dedication to their assigned duties in the event of any threat or occurrence of any change in control of the Company. For that reason, in addition to the Severance Agreements, we have entered into agreements with each of our named executive officers, other than Mr. Farrell (the “Change-in-Control Agreements”). Mr. Farrell’s Employment Agreement provides for the payment of benefits to him in the event of a change in control under certain circumstances as described above.

The Change-in-Control Agreements provide the following benefits in the event that a named executive officer is terminated following a Change in Control of THQ by the Company without Cause or by the named executive officer for Good Reason:

•        A cash payment of (i) one and one-half (1½) times the named executive officer’s current salary; plus (ii) one times the target annual bonus then in effect for such officer; plus (iii) the product of the bonus amount described in clause (ii) and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination and the denominator of which is 365; plus (iv) any accrued but unpaid bonus for the preceding fiscal year;

•        Medical accident, disability and life insurance coverage for 12 months after termination at the lesser of the current cost or active employee cost; and

•        A cash payment equal to the value of any unvested portion of employer contributions to the named executive officer’s account under the Company’s 401(k) Plan.

In addition, if on the date of termination such named executive officer’s stock options or stock awards are not fully vested, all such stock options or awards shall become immediately vested and stock options shall be exercisable for such period as provided in the plan and/or agreement governing such stock options or awards.

In order to receive any benefits under a Change-in-Control Agreement, the named executive officer may not voluntarily leave THQ without “Good Reason”. “Good Reason” is defined to include any of the following events after a Change in Control: (a) involuntary termination of the named executive officer; (b) a reduction of the named executive officer’s rate of annual base salary as in effect immediately prior to the Change in Control or failure to pay such salary; (c) a requirement that the named executive officer relocate to a primary work location more than 35 miles from the primary work location at the time of the Change in Control; (d) the Company’s failure to provide the named executive officer with employee benefit plans, compensation plans, paid vacation, expense reimbursement and other fringe benefits, on terms that are in all material respects no less favorable, in the aggregate, than those provided under plans, practices, programs and policies of the Company as in effect immediately prior to the Change in Control; (e) the failure to maintain the effectiveness of the Change-in-Control Agreements after the Change of Control; and (f) a material diminution of duties, authorities or reporting responsibilities.

The definition of a Change in Control for purposes of the Change-in-Control Agreements is complex but is summarized as follows. It provides that a change in control will have occurred if:

•        Any person not affiliated with THQ acquires 50% or more of the voting power of our outstanding securities;

•        During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board cease for any reason to constitute at least a majority of the Board (except for certain individuals nominated to the Board by a majority of the incumbent directors);

•        We merge with another company and our voting stock represents less than 60% of the voting power of the new entity;

•        Our stockholders approve a plan of complete liquidation or dissolution of the Company; or

•        Any other event occurs which the Board deems to constitute a Change in Control.

If our named executive officers were terminated in accordance with the foregoing on March 31, 2007, they would have received the following:

Name	Cash Payment(1)	Accelerated Vesting of Unvested Option Awards	Accelerated Vesting of Unvested Stock Awards	Group & Health Benefits	Excise Tax Gross-Up		Total
Edward K. Zinser	$798,386	$3,189,000	$1,390,713	$16,426	$880,773		$6,275,298
Kelly Flock	1,050,954	2,762,688	1,780,718	16,426	1,174,361		6,785,147
Jack Sorensen	927,693	2,169,500	1,390,713	16,426	0		4,504,332
Ian Curran	610,520	1,484,122	704,041	16,426	0	(2)	2,815,109

(1)          Cash payment consists of base salary, target bonus and unvested 401(K) account balances as follows:

Name	Base Salary Payment	Bonus Payment	Unvested 401(k) Payment	Cash Payment
Edward K. Zinser	$519,168	$259,584	$19,634	$798,386
Kelly Flock	675,000	360,000	15,954	1,050,954
Jack Sorensen	596,232	317,990	13,470	927,693
Ian Curran	440,952	169,568	0	610,520

(2)          Mr. Curran is not a United States taxpayer and would not be subject to the excise taxes under section 280G of the United States Internal Revenue Code. The Company does not take a U.S. tax deduction for his compensation and thus would not lose its deduction for excess parachute payments. Nonetheless, his Change-in-Control Agreement provides him with 280G excise tax gross-up protection. If we were a U.S. taxpayer, the amount of his excise tax gross-up payment would have been $445,689.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires THQ’s directors and executive officers, and persons who own more than ten percent of THQ’s common stock, to file reports of ownership and changes in ownership of common stock of THQ. We have adopted procedures to assist THQ’s directors and officers in complying with these requirements, which include assisting officers and directors in preparing forms for filing.

To our knowledge, based solely upon a review of such reports furnished to us and written representations that no other reports were required, we believe that during fiscal 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with on a timely basis, with the exception of a Form 3 filing for Mr. Curran to report his reappointment as an executive officer of THQ subject to Section 16 of the Securities and Exchange Act of 1934.

DELIVERY OF ANNUAL MEETING MATERIALS

If you share an address with another shareholder, each shareholder may not receive a separate copy of our Annual Report and proxy materials. Shareholders who do not receive a separate copy of our Annual Report and proxy materials, but would like to receive a separate copy or additional copies, may request these materials by sending an e-mail to investorinfo@thq.com, calling 1-818-871-5125 or writing to: Investor Relations, THQ Inc., 29903 Agoura Road, Agoura Hills, CA 91301.

Shareholders who share an address and receive multiple copies of our Annual Report and proxy materials may also request to receive a single copy by following the instructions above. Current and prospective investors can also access our Form 10-K, proxy statement and other financial information on the Investor Relations section of our web site at www.thq.com/company/investor.

REPORT OF THE AUDIT COMMITTEE

This report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

This report was prepared by the Audit Committee of the Board. The following report concerns the Audit Committee’s activities regarding oversight of the Company’s financial reporting and auditing process. The current members of the Audit Committee are Mr. DeNero (Chairman), Mr. Burstein and Mr. Griffiths.

The Audit Committee’s responsibilities are as described in a written charter adopted by the Board. The Audit Committee reviews the financial information that will be provided to the stockholders and others, the system of internal controls over financial reporting that management and the Board have established, and the audit process. In fulfilling its responsibilities, the Audit Committee, among other things, oversees the independent auditors and approves their services, oversees internal audit, reviews financial statements, earnings releases and other accounting matters, reviews related party transactions, and maintains procedures for receiving complaints or concerns regarding accounting and auditing matters.

The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of The NASDAQ Global Select Market (the “Rules”), and one of its members, Henry T. DeNero, is a “financial expert” as defined by the Rules and the definitions promulgated by the Securities and Exchange Commission. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees pursuant to the Rules as well as rules promulgated by the Securities and Exchange Commission. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee met 16 times during fiscal 2007, and its meetings periodically included separate sessions with the Company’s independent auditors and with the Company’s internal auditor, in each case without the presence of the Company’s management. As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent auditors all annual financial statements and quarterly operating results prior to their issuance. The Audit Committee has discussed and reviewed with Deloitte & Touche LLP (“Deloitte”) all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Audit Committee discussed and reviewed the results of Deloitte’s examination of the Company’s financial statements. Deloitte also provided the Audit Committee with the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with Deloitte any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.

As part of its responsibility to monitor the Company’s internal controls over financial reporting, during fiscal 2007, the Audit Committee received periodic reports and updates from the Company’s management and from Deloitte on the progress in meeting the Company’s obligations with regard to documenting and testing its internal controls over financial reporting and remediating any issues that were identified. The Audit Committee also discussed with management and Deloitte management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, which was included in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended March 31, 2007.

The Audit Committee also oversees the activities of the Company’s internal audit department. The Audit Committee reviews and approves the internal auditor’s proposed audit plans and reviews all reports prepared by internal audit. The Audit Committee also reviews the appointment, evaluation and replacement of the Director of Internal Audit.

Following the Audit Committee’s discussions with management and Deloitte, and in reliance on the reviews and discussions discussed above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended March 31, 2007, for filing with the Securities and Exchange Commission. The Committee also reappointed Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008 and the Board concurred in such reappointment.

Audit Committee:
Henry T. DeNero, Chairman
Lawrence Burstein
Jeffrey W. Griffiths

PROPOSAL NUMBER 2
APPROVAL OF AN AMENDMENT TO THQ INC’S CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

INTRODUCTION

Our Board has adopted, and recommended that the stockholders approve, an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 75 million to 225 million shares. The proposed amendment would change Article FIFTH by increasing the number of authorized capital stock and authorized shares of common stock as shown in italics in the following restatement of the first two sentences of Article FIFTH:

“FIFTH: The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The amount of total authorized capital stock of the Corporation is 226,000,000 shares, divided into 225,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share.”

If adopted, the amendment would become effective upon the filing of the certificate of amendment with the Delaware Secretary of State. This would occur as soon as practicable following the meeting.

REASONS FOR AMENDMENT

The principal purpose of the proposed amendment to our Certificate of Incorporation is to authorize additional shares of common stock that would be available to undertake transactions authorized by the Board, such as a stock split effected in the form of a stock dividend, acquisitions, capital raising or funding a stock-based employee benefit plan. We are currently authorized under our certificate of incorporation to issue 75,000,000 shares of common stock. As of May 14, 2007, we had 66,856,510 shares of common stock outstanding; 8,684,974 shares of common stock are issuable upon the exercise of outstanding equity awards and warrants; and an additional 5,258,762 shares of our common stock are currently available for future grant under our stock option plans.

The proposed amendment will not change other provisions of Article FIFTH, including either the number of authorized shares of preferred stock or the powers, designations, preferences and rights of either the common stock or the preferred stock. The additional shares of common stock to be authorized by the proposed amendment to our certificate of incorporation will have rights identical to the issued and outstanding shares of our common stock.

If the amendment is approved by stockholders, the Board does not intend to solicit further stockholder approval prior to the issuance of any shares of common stock, except as may be required by applicable law.

An increase in the number of authorized shares will not have any immediate effect on the rights of our existing stockholders. To the extent we issue additional shares of common stock, such issuance could dilute the percentage ownership and voting power of our existing stockholders. Our stockholders have no preemptive right to acquire additional shares of common stock. This means that current stockholders do not have a right to purchase any new issue of shares of common stock in order to maintain their proportionate ownership interests in the Company. Additionally, the proposed increase in the authorized number of shares of common stock could be deemed to have an anti-takeover effect. The Board’s ability to issue additional shares of common stock in the future could dilute the voting power of a person seeking control of THQ. That possibly could deter or make more difficult a merger, tender offer, proxy contest or other extraordinary transaction opposed by the Board. Neither the Board nor our management know if any current efforts to obtain control of THQ by anyone and the proposal to increase the authorized number of shares of common stock is not in response to any such efforts.

REQUIRED VOTE AND RECOMMENDATION OF THE BOARD OF DIRECTORS

The proposal to amend the Certificate of Incorporation requires the approval of the holders of a majority of the shares of common stock outstanding as of the record date. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
PROPOSAL NUMBER 2.

UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES RECEIVED BY THEM FOR PROPOSAL NUMBER 2.

PROPOSAL NUMBER 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INFORMATION ABOUT DELOITTE & TOUCHE LLP

The Board, upon recommendation of the Audit Committee, has appointed Deloitte & Touche LLP (“Deloitte”) to be our independent registered public accounting firm (also referred to herein as “auditors”) for the fiscal year ending March 31, 2008. The Board seeks an indication from stockholders of their approval or disapproval of the appointment of Deloitte as the Company’s auditors.

Deloitte has been our auditors since 1991, and no relationship exists other than the usual relationship between auditor and client.

If the appointment of Deloitte as auditors for fiscal 2008 is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current fiscal year, the appointment for fiscal 2008 will stand, unless the Audit Committee finds other good reason for making a change.

A representative of Deloitte & Touche is expected to be present at the Annual Meeting to have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

FEES PAID TO DELOITTE & TOUCHE LLP

	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$1,336,484	$1,556,059
Audit-Related Fees(2)	$69,241	$18,931
Tax Fees(3)	$25,652	$23,557
All Other Fees(4)	$685,501	$32,130
Total	$2,116,879	$1,630,677

(1)          Represents the aggregate fees billed in each fiscal period presented above primarily for professional services provided in connection with: (i) the year-end financial statement audit (U.S. domestic and international); (ii) the review of the Company’s quarterly financial statements included in the Company’s Form 10-Q; and (iii) the audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)          Represents the aggregate fees billed in each fiscal period presented above for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including consultations, audit and review of our employee benefit plans. Audit-related fees billed in fiscal 2007 and fiscal 2006 include fees related to the audit of the Company’s 401(k) plan.

(3)          Represents the aggregate fees billed in each fiscal period presented above for tax compliance, tax advice and tax planning.

(4)          Other fees billed in fiscal 2007 is primarily fees incurred by the Company as a result of Deloitte’s review of the Company’s stock option grant practices investigation.

SERVICES PROVIDED BY DELOITTE & TOUCHE LLP

The Audit Committee is required to pre-approve the engagement of Deloitte to perform audit and other services for THQ and its subsidiaries. Our procedures for the pre-approval by the Audit Committee of all services provided by Deloitte comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit-related services, tax services and other services. The audit engagement is specifically approved and the auditors are retained by the Audit Committee.

The Audit Committee considered and determined that fees for services other than audit and audit-related services are compatible with maintaining Deloitte’s independence. The Audit Committee approved 100% of all fees incurred in fiscal 2007.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
PROPOSAL NUMBER 3.

UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE PROXIES
RECEIVED BY THEM FOR PROPOSAL NUMBER 3.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Stockholders who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to submit a proposal to be included in the Proxy Statement for the 2008 Annual Meeting of Stockholders, should submit the proposal in writing to our Secretary at our principal executive offices at 29903 Agoura Road, Agoura Hills, California 91301. The proposal must be received by March 31, 2008 for the Company to consider it for inclusion in the Proxy Statement for the 2008 Annual Meeting of Stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included. Additionally, see “Corporate Governance—Director Nomination Process” herein for information required to be submitted with a stockholder proposal that recommends a candidate for our Board.

OTHER BUSINESS

We know of no business, other than as stated in the Notice of Annual Meeting of Stockholders, to be brought before the Annual Meeting. If other matters should properly come before the meeting, proxies will be voted on such matters in accordance with the best judgment and discretion of the persons appointed by the proxies.

By Order of the Board of Directors

James M. Kennedy
Secretary
July 5, 2007

PLEASE COMPLETE, DATE, SIGN AND
RETURN YOUR PROXY PROMPTLY

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — THQ Inc.

29903 Agoura Road

Agoura Hills, California 91301

2007 ANNUAL MEETING OF STOCKHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints and constitutes Brian J. Farrell and Edward K. Zinser, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and vote all the shares of Common Stock of THQ Inc. (the “Company”) standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Monday, July 30, 2007 at The Hyatt Westlake Plaza, Playa del Sol Ballroom, 880 S. Westlake Boulevard, Westlake Village, California 91361 at 1:00 p.m., Pacific Daylight Time and any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present, and especially (but without limiting the general authorization and power hereby given) to vote as stated on the reverse.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder.  If no direction is made, this proxy will be voted: FOR the election of the nominees listed above under Election of Directors, FOR the approval of an amendment to THQ Inc.’s Certificate of Incorporation, and FOR the ratification of the Independent Registered Public Accounting Firm; and the proxies will vote in their discretion, upon such other matters as may properly come before the Annual Meeting.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE PROXY STATEMENT.

(Continued and to be signed on reverse side)

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ADD 1
ADD 2	Electronic Voting Instructions
ADD 3
ADD 4	You can vote by Internet or telephone!
ADD 5	Available 24 hours a day, 7 days a week!
ADD 6
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 30, 2007

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States,Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in ☒
this example. Please do not write outside the designated areas

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.
1. Election of Directors: To elect each of the following nominees as a director of the Company to serve until the next annual meeting and until his successor is elected and qualified:
01 - Brian J. Farrell	02 - Lawrence Burstein	03 - Henry T. DeNero	04 - Brian P. Dougherty
05 - Jeffrey W. Griffiths	06 - Gary E. Rieschel	07 - James Whims

☐	Mark here to vote	☐	Mark here to WITHHOLD	☐	For All EXCEPT - To withhold authority to vote for any
	FOR all nominees		vote from all nominees		nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain
2. APPROVAL OF AN AMENDMENT TO THQ INC.’S CERTIFICATE OF INCORPORATION:	☐	☐	☐
To increase the number of authorized shares of the Company’s common stock, par value
$.01, from 75,000,000 to 225,000,000 shares.

3. RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:	☐	☐	☐
To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending March 31, 2008.

4. For the proxies, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting.

B   Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.
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